                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------


                                AMENDMENT NO. 2

                                       TO
                     CONVERSION VALUATION APPRAISAL REPORT

                                  Prepared for:

                         KENTUCKY FIRST FEDERAL BANCORP
                                HAZARD, KENTUCKY

--------------------------------------------------------------------------------

                                     As Of:
                                 August 27, 2004

                                  Prepared By:

                             KELLER & COMPANY, INC.
                              555 Metro Place North
                                    Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426

                                KELLER & COMPANY

--------------------------------------------------------------------------------


                                AMENDMENT NO. 2

                                       TO

                      CONVERSION VALUATION APPRAISAL REPORT

                                  Prepared for:

                         KENTUCKY FIRST FEDERAL BANCORP

                                HAZARD, KENTUCKY

--------------------------------------------------------------------------------

                                     As Of:

                                 August 27, 2004

                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                                 (614) 766-1459 FAX


December 6, 2004


Board of Directors
First Federal Savings & Loan Association
479 Main Street
P.O. Box 1069
Hazard, Kentucky 41701-1776

To the Board:


We hereby submit Amendment No. 2 of our independent appraisal of the pro forma market value of the to-be-issued stock of Kentucky First Federal Bancorp ("Corporation"), which is the mid-tier holding company of First Federal Savings and Loan Association, Hazard, Kentucky ("First Federal" or the "Association"). The Corporation is a subsidiary of First Federal, MHC. Such stock is to be issued in connection with the application to complete a minority stock offering by the Corporation with First Federal, MHC, to own 53.91 percent and 55.00 percent of the Corporation, depending on the point in the offering range at which the offering is consummated. The minority stock offering will also be issued in connection with the Corporation's acquisition of Frankfort First Bancorp, Inc., the holding company for First Federal Savings Bank of Frankfort. This appraisal was prepared and provided to the Association in accordance with the appraisal requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.


Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by First Federal and the material provided by the independent auditors, Grant Thornton LLP, Cincinnati, Ohio, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Association's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

Board of Directors
First Federal Savings & Loan Association

December 6, 2004

Page 2

In the preparation of this appraisal, we held discussions with the management of First Federal and First Federal Savings Bank of Frankfort, with the law firm of Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C., the Association's conversion counsel, and with Grant Thornton, LLP. Further, we viewed the Association's and the Bank's local economy and primary market areas.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Association's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.


It is our opinion that as of August 27, 2004, the pro forma market value or appraised value of the Corporation is $65,000,000 at the midpoint, with a minority offering level of $29,250,000 or 2,925,000 shares at $10 per share, representing 45.0 percent of the total valuation with 45.0 percent of these minority shares or 1,316,250 shares to be issued to the shareholders of Frankfort First Bancorp. It should be noted that at or above the midpoint of the offering range, the minority offering will represent 45.0 percent of the pro forma market value of the Corporation, and below the midpoint of the offering range, the minority offering will represent 46.09 percent of the pro forma market value of the Corporation. The pro forma valuation range of the Corporation is from a minimum of $55,250,000 to a maximum of $74,750,000, with a maximum, as adjusted, of $85,962,500, representing minority offering ranges, including shares issued to Frankfort First Bancorp of $25,464,725 at the minimum to a maximum of $33,637,500, with a maximum, as adjusted, of $38,683,125, representing 2,546,473 shares, 3,363,750 shares and 3,868,312 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.


The pro forma appraised value of Kentucky First Federal Bancorp as of August 27, 2004, is $65,000,000 at the midpoint.

Very truly yours,

KELLER & COMPANY, INC.

                                TABLE OF CONTENTS

                                                                                                    PAGE
INTRODUCTION                                                                                          1

I.    DESCRIPTION OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION AND FIRST
      FEDERAL SAVINGS BANK OF FRANKFORT
      General                                                                                         4
      Performance Overview                                                                            9
      Income and Expense                                                                             12
      Yields and Costs                                                                               18
      Interest Rate Sensitivity                                                                      19
      Lending Activities                                                                             21
      Nonperforming Assets                                                                           24
      Investments                                                                                    27
      Deposit Activities                                                                             28
      Borrowings                                                                                     29
      Subsidiaries                                                                                   30
      Office Properties                                                                              30
      Management                                                                                     30

II.   DESCRIPTION OF PRIMARY MARKET AREA                                                             32

III.  COMPARABLE GROUP SELECTION

      Introduction                                                                                   39
      General Parameters
      Merger/Acquisition                                                                             40
      Mutual Holding Companies                                                                       41
      Trading Exchange                                                                               42
      IPO Date                                                                                       42
      Geographic Location                                                                            42
      Asset Size                                                                                     43
      Balance Sheet Parameters
      Introduction                                                                                   44
      Cash and Investments to Assets                                                                 45
      Mortgage-Backed Securities to Assets                                                           46
      One- to Four-Family Loans to Assets                                                            46
      Total Net Loans to Assets                                                                      46
      Total Net Loans and Mortgage-Backed Securities to Assets                                       47
      Borrowed Funds to Assets                                                                       47
      Equity to Assets                                                                               48
      Performance Parameters
      Introduction                                                                                   49

                                                                                                    PAGE
III. COMPARABLE GROUP SELECTION (CONT.)
     Performance Parameters (cont.)
      Return on Average Assets                                                                       49
      Return on Average Equity                                                                       50
      Net Interest Margin                                                                            51
     Operating Expenses to Assets                                                                    51
      Noninterest Income to Assets                                                                   52
     Asset Quality Parameters
      Introduction                                                                                   52
      Nonperforming Assets to Assets                                                                 53
      Repossessed Assets to Assets                                                                   53
      Loan Loss Reserve to Assets                                                                    54
     The Comparable Group                                                                            54

IV. ANALYSIS OF FINANCIAL PERFORMANCE                                                                55

V.  MARKET VALUE ADJUSTMENTS
    Earnings Performance                                                                             59
    Market Area                                                                                      64
    Financial Condition                                                                              67
    Asset, Loan and Deposit Growth                                                                   71
    Dividend Payments                                                                                72
    Subscription Interest                                                                            73
    Liquidity of Stock                                                                               74
    Management                                                                                       76
    Marketing of the Issue                                                                           77

VI. VALUATION METHODS                                                                                78
    Price to Tangible Book Value Method                                                              79
    Price to Core Earnings Method                                                                    81
    Price to Assets Method                                                                           82
    Valuation Conclusion                                                                             83

                                LIST OF EXHIBITS

NUMERICAL
EXHIBITS                                                                                   PAGE
1           Statement of Financial Condition -
              First Federal Savings and Loan Association
              At June 30, 2004                                                               85
1a          Statement of Financial Condition -
              Frankfort First Bancorp, Inc., At June 30, 2004                                86
2           Statements of Financial Condition -
              First Federal Savings and Loan Association
              At June 30, 2000 through 2003                                                  87
2a          Statements of Financial Condition -
              Frankfort First Bancorp, Inc., At June 30, 2000 through 2003                   88
3           Statements of Earnings - First Federal Savings
              and Loan Association For the Year Ended June 30, 2004                          89
3a          Statements of Earnings - Frankfort First Bancorp, Inc.,
              For the Year Ended June 30, 2004                                               90
4           Statements of Earnings - First Federal Savings and Loan
              Association for the Years ended June 30, 2000 through 2004                     91
4a          Statements of Earnings - Frankfort First Bancorp, Inc.
              for the Years Ended June 30, 2000 through 2004                                 92
5           Selected Financial Information - First Federal Savings and
              Loan Association                                                               93
5a          Selected Financial Information - Frankfort First Bancorp, Inc.                   94
6           Income and Expense Trends - First Federal Savings and Loan
              Association                                                                    95
6a          Income and Expense Trends - Frankfort First Bancorp, Inc.                        96
7           Normalized Earnings Trends - First Federal Savings and
              Loan Association                                                               97
8           Performance Indicators - First Federal Savings and Loan
              Association                                                                    98
8a          Performance Indicators - Frankfort First Bancorp, Inc                            99
9           Volume/Rate Analysis - First Federal Savings and Loan
              Association                                                                   100
9a          Volume/Rate Analysis - Frankfort First Bancorp, Inc.                            101
10          Yield and Cost Trends - First Federal Savings and Loan
              Association                                                                   102
10a         Yield and Cost Trends - First Federal Savings Bank of
              Frankfort                                                                     103

NUMERICAL
EXHIBITS                                                                                    PAGE
11          Net Portfolio Value - First Federal Savings and Loan Association                 104
11a         Net Portfolio Value - First Federal Savings Bank of Frankfort                    105
12          Loan Portfolio Composition - First Federal Savings and Loan
              Association                                                                    106
12a         Loan Portfolio Composition - First Federal Savings Bank of
              Frankfort                                                                      107
13          Loan Maturity Schedule - First Federal Savings and Loan
              Association                                                                    108
13a         Loan Maturity Schedule - First Federal Savings Bank of
              Frankfort                                                                      109
14          Loan Originations and Purchases - First Federal Savings and Loan
              Association                                                                    110
14a         Loan Originations and Purchases - First Federal Savings Bank of
              Frankfort                                                                      111
15          Delinquent Loans - First Federal Savings and Loan
              Association                                                                    112
15a         Delinquent Loans - First Federal Savings Bank of
              Frankfort                                                                      113
16          Nonperforming Assets - First Federal Savings and Loan
              Association                                                                    114
16a         Nonperforming Assets - First Federal Savings Bank of
              Frankfort                                                                      115
17          Classified Assets - First Federal Savings and Loan Association                   116
17a         Classified Assets - First Federal Savings Bank of Frankfort                      117
18          Allowance for Loan Losses - First Federal Savings and Loan
              Association                                                                    118
18a         Allowance for Loan Losses - First Federal Savings Bank of
              Frankfort                                                                      119
19          Investment Portfolio Composition - First Federal Savings and
              Loan Association                                                               120
19a         Investment Portfolio Composition - First Federal Savings
              Bank of Frankfort                                                              121
20          Mix of Deposits - First Federal Savings and Loan Association                     122
20a         Mix of Deposits First Federal Savings Bank of Frankfort                          123
21          Certificates by Maturity - First Federal Savings and Loan
              Association                                                                    124
21a         Certificates by Maturity - First Federal Savings Bank
              of Frankfort                                                                   125
22          Deposit Activity - First Federal Savings and Loan Association                    126
23          Borrowed Funds Activity - First Federal Savings and Loan Assn.                   127
23a         Borrowed Funds Activity - First Federal Savings Bank of
              Frankfort                                                                      128
24          Offices of First Federal Savings and Loan Association                            129

NUMERICAL
EXHIBITS                                                                                   PAGE
24a          Offices of First Federal Savings Bank of Frankfort                             130
25           Management of First Federal Savings and Loan Association                       131
25a          Management of First Federal Savings Bank of Frankfort                          132
26           Key Demographic Data and Trends                                                133
27           Key Housing Data                                                               134
28           Major Sources of Employment                                                    135
29           Unemployment Rates                                                             136
30           Market Share of Deposits                                                       137
31           National Interest Rates by Quarter                                             138
32           Thrift Stock Prices and Pricing Ratios                                         139
33           Key Financial Data and Ratios                                                  148
34           Recently Converted Thrift Institutions                                         142
35           Acquisitions and Pending Acquisitions                                          157
36           Thrift Stock Prices and Pricing Ratios -
               Mutual Holding Companies                                                     158
37           Key Financial Data and Ratios -
               Mutual Holding Companies                                                     160
38           Balance Sheets Parameters -
               Comparable Group Selection                                                   162
39           Operating Performance and Asset Quality Parameters -
              Comparable Group Selection                                                    166
40           Balance Sheet Ratios
               Final Comparable Group                                                       169
41           Operating Performance and Asset Quality Ratios
                      Final Comparable Group                                                171
42           Balance Sheet Totals - Final Comparable Group                                  172
43           Balance Sheet - Asset Composition
                      Most Recent Quarter                                                   173
44           Balance Sheet - Liability and Equity
                      Most Recent Quarter                                                   174
45           Income and Expense Comparison
                      Trailing Four Quarters                                                175
46           Income and Expense Comparison as a Percent of
                      Average Assets - Trailing Four Quarters                               176
47           Yields, Costs and Earnings Ratios
                      Trailing Four Quarters                                                177
48           Dividends, Reserves and Supplemental Data                                      178
49           Valuation Analysis and Conclusions                                             179
50           Market Pricings and Financial Ratios - Stock Prices
                      Comparable Group                                                      180
51           Pro Forma Minimum Valuation                                                    181
52           Pro Forma Mid-Point Valuation                                                  182

NUMERICAL
EXHIBITS                                                                                   PAGE
53           Pro Forma Maximum Valuation                                                    183
54           Pro Forma Superrange Valuation                                                 184
55           Summary of Valuation Premium or Discount                                       185

ALPHABETICAL EXHIBITS                                                                      PAGE
A              Background and Qualifications                                                186
B              RB 20 Certification                                                          190
C              Affidavit of Independence                                                    191

INTRODUCTION


         Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of Kentucky First Federal Bancorp (the "Corporation"), a Delaware corporation. The Corporation is offering common stock in connection with the reorganization of First Federal Savings and Loan Association of Hazard ("First Federal" or the "Association"), Hazard, Kentucky, into the mutual holding company form of organization. The Corporation will be formed as a mid-tier holding company to own all of the common stock of First Federal. Immediately after completion of the reorganization, the Corporation intends to acquire, by merger, Frankfort First Bancorp, Inc. ("Frankfort First" or "the Bancorp"), the holding company for First Federal Savings Bank of Frankfort ("the Bank"), Frankfort, Kentucky. The Corporation will be majority owned by First Federal MHC, a federally-chartered mutual holding company. Under the Plan of Conversion, the Corporation will be majority owned by First Federal MHC, which will own between 53.91 percent and 55.0 percent of the Corporation depending on the point in the offering range at which the offering is consummated. The Corporation will issue 45.0 percent to 46.09 percent of the appraised value of the Corporation as determined in this Report in a combined minority stock offering and a shares distribution to the owners in the Bancorp. At each of the valuation ranges, a portion of the minority offering will constitute shares to be issued to shareholders of the Bancorp in connection with the merger. The shareholders of the Bancorp may elect to exchange each share of the Bancorp for either $23.50 in cash or 2.35 shares of the Corporation; provided that the shareholders of the Bancorp will receive in aggregate no more than 45.0 percent of the minority shares issued unless subscriptions for stock are less than the minimum of the offering range, in which event the shareholders of the Bancorp may receive in aggregate up to 49.0 percent of the minority shares issued.


         The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Association's management and the Association's conversion counsel, Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C.

         This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization", in accordance with the OTS application requirements of Regulation Section 563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

         The pro forma market value is defined as the price at which the stock of the Corporation after conversion and recognizing the planned merger would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length transaction. The appraisal assumes the Association is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

         In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended June 30, 2000 through 2004, for First Federal and the Bancorp, and discussed them with First Federal's and the Bank's management and with First Federal's and the Bank's independent auditors, Grant Thornton LLP, Cincinnati, Ohio. We have also discussed and reviewed with management of First Federal and the Bank other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form SB-2 and the Association's preliminary Form MHC and discussed them with management and with the Association's conversion counsel.

         We have visited First Federal's and the Bank's offices and have traveled the surrounding areas. We have studied the economic and demographic characteristics of the primary market area, and analyzed First Federal's and the Bank's primary market areas relative to Kentucky and the United States. We have also examined the competitive market within which each institution operates, giving consideration to each area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

         We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of First Federal and the Bancorp to those selected institutions with a focus on First Federal.

         Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I. DESCRIPTION OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD AND FIRST FEDERAL SAVINGS BANK OF FRANKFORT

GENERAL

         First Federal was chartered in 1960 as a federally-chartered mutual savings and loan association with the name First Federal Savings and Loan Association of Hazard. First Federal Savings Bank of Frankfort was originally founded in 1934 and reorganized in 1936 as First Federal Savings and Loan Association. In 1989, the charter was changed to a federal savings bank with the name changed to First Federal Savings Bank of Frankfort. The Bancorp was formed in 1994, and the Bank converted to stock form in 1995.

         First Federal conducts its business from its main office in Hazard, Kentucky, located in southeastern Kentucky. The Association serves its customers from its single office. The Association's primary market area is focused on Perry County, where its office is located and extends into the surrounding counties of Letcher, Knott, Breathitt, Leslie and Clay Counties.

         The Bank conducts its business from its main office and two branches in Franklin County, all in Frankfort. The Bank's market area is focused on Franklin County in central Kentucky..

         First Federal's and the Bank's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). First Federal and the Bank are also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). First Federal and the Bank are members of the Federal Home Loan Bank (the "FHLB") of Cincinnati and will be regulated by the OTS and by the FDIC. As of June 30, 2004, First Federal had assets of $139,823,000, deposits of $98,751,000 and equity of $31,043,000. The Bank had assets of $138,118,000, deposits of $75,025,000 and equity of $17,514,000.

         First Federal is a community-oriented institution which has been principally engaged in the business of serving the financial needs of the public in its local community and throughout its primary market area. First Federal has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, including construction loans, which represented 60.2 percent of its loan originations during the fiscal year ended June 30, 2004, and a greater 82.1 percent of its loan originations during fiscal year 2003. Consumer loan originations, comprised of loans on deposit accounts, represented a strong 35.8 percent and 14.9 percent of total originations for the same respective time periods. At June 30, 2004, 88.7 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding construction loans, compared to a higher 91.3 percent at June 30, 2003, with the primary sources of funds being retail deposits from residents in its local communities and FHLB advances. The Association is also an originator of multi-family and commercial real estate loans, construction loans and consumer loans. Consumer loans consist entirely of loans on deposits accounts. The Bank has also focused its lending activity on loans secured by one- to four-family dwellings, excluding home equity loans, which represented 89.5 percent of the Bank's loan portfolio at June 30, 2004, and were responsible for 71.2 percent of loan originations for the fiscal year ended June 30, 2004.

         The Association had $80.1 million, or a high 57.3 percent of its assets in cash and investments excluding FHLB stock which totaled $1.8 million or 1.3 percent of assets. The Association had $23.0 million of its investments in mortgage-backed and related securities representing 16.5 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Association's lending and investment activities.

         The Bank had a much lesser $6.0 million in cash, investments and mortgage-backed securities at June 30, 2004, representing a modest 4.3 percent of assets.

         The total amount of stock to be sold to the public by the Corporation in the minority stock offering will be $16,087,500 or 1,608,750 shares at $10 per share based on the midpoint of the appraised value of $65.0 million, representing 45.0 percent of the total value, excluding the $13,162,500 or 45.0 percent exchanged to the shareholders of the Bancorp. The net conversion proceeds will be $28.0 million, reflecting conversion expenses of approximately $1,208,000.

The actual cash proceeds to the Association of $7.4 million will represent 50.0 percent of the net conversion proceeds, excluding the $13.2 million exchanged to the shareholders of the Bancorp. The ESOP will represent 8 percent of 49.0 percent of the valuation, or 254,800 shares at $10 per share, representing $2,548,000. The Association's net proceeds will be used to pay a dividend to the Bancorp combined with an additional one time dividend of $12,172,000 with these funds to be used to fund the cash portion of the purchase of Kentucky First. The one-time dividend exceeding the net conversion proceeds will vary at each level of the offering, representing $15,264,000 at the minimum down to $4,552,000 at the super max. The Corporation can use its proceeds to fund the ESOP, to purchase short- and intermediate-term government or federal agency securities or to invest in short-term deposits, to pay dividends, etc., and actually plans to use its proceeds to fund the cash portion of the acquisition of Frankfort First as mentioned previously.

         First Federal has seen a minimal deposit increase over the past four fiscal years with deposits increasing 5.3 percent from June 30, 2000 to June 30, 2004, or an average of 1.3 percent per year. From June 30, 2003, to June 30, 2004, deposits decreased by 5.8 percent, compared to a 2.0 percent growth rate in fiscal 2003. The Association has focused on residential real estate loan activity during the past five years, monitoring its net interest margin, noninterest expenses and earnings and maintaining its equity to assets ratio. Equity to assets increased slightly from 21.82 percent of assets at June 30, 2000, to 22.42 percent at June 30, 2004, due to stable earnings combined with modest growth in assets.

         The Bank's deposit level has also decreased from 2000 to 2004 by 9.1 percent or 2.3 percent annually. Deposits decreased by 0.8 percent in fiscal 2004. The Bank's equity to asset ratio has remained stable, decreasing slightly from 12.9 percent at June 30, 2000, to 12.7 percent at June 30, 2004.

         First Federal's primary lending strategy has been to focus on the origination of fixed-rate one-to four-family loans, the origination of construction loans, the origination of multi-family loans, and the origination of deposit loans.

         First Federal's share of one- to four-family mortgage loans has decreased modestly, from 91.3 percent of gross loans at June 30, 2003, to 88.7 percent as of June 30, 2004. Commercial real estate and multi-family loans decreased from 3.5 percent of loans to 3.1 percent from June 30, 2003, to June 30, 2004, respectively, while construction loans decreased from 1.1 percent to
0.4 percent during the same time period. All types of real estate loans as a group decreased modestly from 95.9 percent of gross loans at June 30, 2003, to
92.1 percent at June 30, 2004. The decrease in real estate loans was offset by the Association's increase in consumer loans. The Association's share of consumer loans witnessed an increase in their share of loans from 7.2 percent at June 30, 2003, to 10.5 percent at June 30, 2004, and the dollar level of consumer loans increased from $2.9 million to $3.5 million.

         Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances. At June 30, 2000, First Federal had $642,000 in its loan loss allowance or 1.09 percent of gross loans and 48.97 percent of nonperforming loans, which increased to $665,000 and represented a higher 1.93 percent of gross loans and 57.6 percent of nonperforming loans at June 30, 2004.

         The Bank's share of one- to four-family loans was a strong 89.5 percent at June 30, 2004, changing only slightly from 90.2 percent at June 30, 2003. Commercial real estate and agricultural loans represented 5.1 percent of loans at June 30, 2004, rising from 3.8 percent at June 30, 2003. Real estate loans, excluding home equity loans, represented a strong 94.9 percent June 30, 2004, decreasing from 95.3 percent at June 30, 2003. Consumer loans for the Bank were comprised of home equity loans and savings account loans and represented
5.1 percent of gross loans at June 30, 2004, up from 4.7 percent at June 30, 2003.

         Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings but a greater emphasis on noninterest income. With a dependence on net interest margin for earnings, current management will focus on continuing to strengthen the Association's and the Bank's net interest margin without undertaking excessive credit risk combined with maintaining the Association's and the Bank's interest risk position and continuing to strive to increase noninterest income.

PERFORMANCE OVERVIEW

         First Federal's financial position at year end June 30, 2000 through June 30, 2004, is shown in Exhibits 1 through 4. Exhibit 5 provides selected financial data at June 30, 2000, through 2004 for First Federal. First Federal has focused on modestly growing its asset base and maintaining its equity ratio, increasing its cash and investments and mortgage-backed securities to offset its shrinkage in loans. The impact of these trends, recognizing the change in interest rates, has been a decrease in net interest rate spread from 2.37 percent at June 30, 2000, to 2.04 percent at June 30, 2004. First Federal has experienced a modest increase in assets from June 30, 2000, through June 30, 2004, with a smaller increase in deposits, a moderate increase in FHLB advances in 2004 and a modest increase in the dollar level of equity over the past five periods.

         The Bancorp's financial position at year end June 30, 2000 through 2004, is shown in Exhibits 1(a) through 4(a). Exhibit 5(a) shows selected financial data for the Bancorp at June 30, 2000 through June 30, 2004. Frankfort First has experienced a shrinkage in assets and deposits from June 30, 2000 through June 30, 2004, more than offsetting First Federal's growth in assets and deposits. Such trend for the Bancorp has resulted in a decrease in net interest spread from 2.24 percent in 2000 to 1.19 percent in 2004. The Bancorp has experienced minimal change in its high level of FHLB advances and has experienced a decrease in its equity to asset ratio from June 30, 2000 to June 30, 2004.

         First Federal witnessed a total increase in assets of $15.3 million or
12.3 percent for the period of June 30, 2000, to June 30, 2004, representing an average annual increase in assets of 3.1 percent. For the year ended June 30, 2004, assets increased $3.7 million or 2.7 percent. Over the past four fiscal periods, the Association experienced its largest dollar rise in assets of $5.3 million in fiscal year 2001, which represented a modest 4.3 percent increase in assets funded by a rise in deposits of $6.6 million.

         Frankfort First witnessed a decrease in assets of $7.3 million or 5.0 percent from June 30, 2000 through June 30, 2004. The decrease was focused on a decrease in assets of $8.9 million in 2002 with a $6.9 million decrease in deposits in 2002.

         The Association's net loan portfolio, including mortgage loans and nonmortgage loans, decreased from $58.1 million at June 30, 2000, to $33.6 million at June 30, 2004, and represented a total decrease of $24.5 million, or a strong 42.2 percent. The average annual decrease during that period was 10.5 percent. For the year ended June 30, 2004, loans decreased $7.0 million or 17.3 percent.

         The Bank's net loan portfolio also decreased but at a more moderate pace of $12.5 million or 9.1 percent from June 30, 2000 through June 30, 2004, representing an average annual decrease of 2.3 percent.

         First Federal has pursued obtaining funds through deposits and occasionally through FHLB advances in accordance with the demand for loans. The Association's competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for attracting retail deposits. Deposits increased $4.9 million or 5.2 percent from 2000 to 2004, with an average annual rate of increase of only 1.3 percent. The Association's largest fiscal year deposit growth was in 2001, when deposits increased $6.6 million or a moderate 7.0 percent. The Association's FHLB advances decreased from $2.0 million at June 30, 2000, to zero at June 30, 2001, and then increased to $9.0 million at June 30, 2004.

         The Bank has obtained its funds through deposits and FHLB advances. Deposits decreased $7.5 million from 2000 through 2004, representing a 9.1 percent decrease or an average of 2.3 percent. The Bank's FHLB advances totaled a significant $43.7 million at June 30, 2004, representing 31.7 percent of assets. FHLB advances were a similar $42.1 million or 28.9 percent of assets at June 30, 2000.

         First Federal has been able to increase its dollar equity level each fiscal year from 2000 through 2004. At June 30, 2000, the Association had equity of $27.0 million, representing a 21.72 percent equity to assets ratio and then increased to $31.0 million at June 30, 2004, representing a similar 22.20 percent equity to assets ratio. The overall stability in the equity to assets ratio from 2000 to 2004 is the result of the Association's moderate earnings performance impacted by the Association's modest growth in assets. The dollar level of equity increased 14.8 percent from June 30, 2000, to June 30, 2004, representing an average annual increase of 3.7 percent.

         Frankfort First has witnessed a decrease in its equity level in three of the past four years with a total decrease of 7.0 percent or an average of 1.7 percent a year. The decrease is the result of the Bancorp's dividends exceeding earnings. Frankfort First's equity ratio decreased from 12.94 percent at June 30, 2000, to 12.68 percent at June 30, 2004.

INCOME AND EXPENSE

         Exhibit 6 presents selected operating data for First Federal, reflecting the Association's income and expense trends, and Exhibit 6(a) provides selected operating data for Frankfort First. These tables provide key income and expense figures in dollars for the fiscal years of 2000 through 2004.

         First Federal witnessed an overall decrease in its dollar level of interest income from June 30, 2000, to June 30, 2004, due to the decrease in interest rates in the market and at the Association. Interest income was $8.6 million in 2000 and a higher $8.8 million in 2001. This trend reversed in 2002 and continued to decrease each year from 2002 through 2004. For the year ended June 30, 2004, interest income was $5.6 million, compared to a higher $6.3 million in 2003.

         Frankfort First also witnessed an overall decrease in interest income from 2000 through 2004 after an increase in 2001. Interest income was $10.1 million in 2000 and a lesser $7.7 million in 2004, decreasing from $8.7 million in 2003.

         The Association's interest expense experienced a similar trend with an overall decrease from fiscal year 2000 to 2004, with an increase in 2001. Interest expense increased $643,000 or 13.9 percent from 2000 to 2001, compared to a smaller dollar increase in interest income of $227,000 or 2.6 percent increase for the same time period. Interest expense then decreased $3.1 million or 57.8 percent from 2001 to 2004, compared to a decrease in interest income of $3.2 million or 36.6 percent. The decrease in interest income in 2003, notwithstanding the decrease in interest expense, resulted in a larger dollar decrease in annual net interest income of $2.9 million or 6.7 percent for the fiscal year ended June 30, 2003, and a moderate decrease in net interest margin. Interest expense decreased $1.2 million or 34.7 percent in 2004, compared to a smaller $712,000 decrease in interest income and a modest increase in net interest spread. Net interest income decreased from $4.0 million in 2000, to $3.4 million in 2004.

         Frankfort First experienced a similar trend regarding interest income, interest expense and net interest spread. Net interest spread continued to decrease in 2004 for Frankfort First.

         The Association has made provisions for loan losses in each of the past five fiscal years of 2000 through 2004. The amounts of those provisions were determined in recognition of the Association's levels of nonperforming assets, charge-offs, any repossessed assets, the Association's change in lending activity, and industry norms. The loan loss provisions were $120,000 in 2000, $97,000 in 2001, $123,000 in 2002, $66,000 in 2003 and $10,000 in 2004. The
impact of these loan loss provisions has been to provide First Federal with a general valuation allowance of $665,000 at June 30, 2004, or 1.93 percent of gross loans and 55.4 percent of nonperforming assets.

         Total other income or noninterest income indicated a rising trend from fiscal year 2000 through 2003 and then a decrease in 2004 due to a loss on the sale of real estate owned. The highest level of noninterest income was in fiscal year 2002 at $414,000 or 0.31 percent of assets, including $274,000 in gains on the sale of securities. The lowest level of noninterest income was a loss of $35,000 in 2004, representing 0.03 percent of assets. The average noninterest income level for the past five fiscal years was $176,400 or 0.13 percent of average assets. Noninterest income consists primarily of other income and gains on the sale of investments, net of losses on sales of securities and real estate owned.

         The Association's general and administrative expenses or noninterest expenses increased from $1.4 million for the fiscal year of 2000 to $2.2 million for the fiscal year ended June 30, 2004. The largest dollar increase in noninterest expenses was $633,000 from 2001 to 2002. This larger increase in noninterest expenses was due primarily to the Association's charitable contribution to the local community. Noninterest expenses were also higher in 2004, due to the funding of the Association's defined benefit plan. On a percent of average assets basis, operating expenses increased from 1.13 percent of average assets for the fiscal year ended June 30, 2000, to 1.62 percent for the fiscal year ended June 30, 2004. Core operating expenses to assets were a lesser 1.11 percent in 2004.

         The net earnings position of First Federal has indicated stable but declining earnings from 2000 to 2004. The annual net income figures for the fiscal years of 2000 to 2004 were $1,723,000, $1,467,000, $951,000, $1,050,000 and $761,000, respectively, representing returns on average assets of 1.40 percent, 1.15 percent, 0.87 percent, 0.77 percent and 0.56 percent for fiscal years 2000 through 2004, respectively.

         The net earnings position of Frankfort First also indicated a declining trend from 2000 to 2004. The Bancorp's return on average assets decreased from
1.11 percent in 2000 to 0.69 percent in 2004.

         Exhibit 7 provides the Association's normalized earnings or core earnings for the twelve months ended June 30, 2004. The Association's normalized earnings eliminate any nonrecurring income and expense items. There was an adjustment to income to reduce the Association's level of losses on real estate owned, and there was an adjustment to expenses to reduce the additional compensation expense to fund the defined benefit plan.

         The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibits 8 and 8(a) to reflect the results of performance for the Association and the Bancorp. The Association's return on assets decreased from 1.40 percent in 2000 to 1.15 percent in fiscal year 2001 and then to a lesser of 0.87 percent in fiscal year 2002. It then decreased to 0.77 percent in 2003 and was a much lower 0.56 percent in 2004.

         The Bancorp's return on assets indicated a similar declining trend. Frankfort First's return on average assets decreased from 1.11 percent in 2000 to 1.06 percent in 2001, to 0.91 percent in 2002 and then increased slightly to
0.94 percent in 2003 before decreasing significantly to 0.69 percent in 2004.

         The Association's average net interest rate margin decreased from 3.32 percent in 2000 to 3.14 percent in 2001, to 2.87 percent in 2002, to 2.18 percent in fiscal year 2003, and then increased to 2.54 percent in fiscal 2004. The Association's net interest spread indicated a similar overall trend, increasing from 2.37 percent in 2000 to 2.42 percent in 2001 and then decreased to 1.63 percent in 2002, declining to 1.46 percent in fiscal year 2003, and then increasing to 2.04 percent in fiscal year 2004. First Federal's average net interest rate spread decreased 33 basis points from 2000 to 2004 to 2.04 percent from 2.37 percent in 2000. The Association's net interest margin followed a similar declining trend, decreasing 78 basis points to 2.54 percent in 2004 from
3.32 percent in 2000.

         The Association's return on average equity decreased from 2000 to 2004. The return on average equity decreased from 6.53 percent in 2000 to 2.44 percent in fiscal year 2004. Frankfort First's return on average equity also decreased from 2000 to 2004. The return on average equity for the Bancorp decreased from
7.89 percent in 2000 to 5.32 percent in 2004.

         First Federal's ratio of interest-earning assets to interest-bearing liabilities increased modestly from 124.57 percent at June 30, 2000, to 129.55 percent at June 30, 2004. Frankfort First's ratio of interest-earning assets to interest-bearing liabilities decreased from 115.73 in 2000 to 114.43 percent in 2004.

         The Association's ratio of noninterest expenses to average assets increased from 1.13 percent in fiscal year 2000 to a higher 1.62 percent in fiscal year 2004, due to the Association's higher compensation costs in 2004. Frankfort First's noninterest expense to average assets ratio increased from
1.20 percent in 2000 to 1.36 percent. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 58.3 percent with the lower the ratio indicating higher efficiency. The Association has been characterized with a higher level of efficiency, historically, reflected in its lower efficiency ratio, which increased from 33.10 percent in 2000 to 65.24 percent in 2004. The ratio is a lower 47.61 percent based on core expenses in 2004. Frankfort First has also been characterized with a lower efficiency ratio which was 29.54 percent in 2000 and increased to 36.75 percent in 2004.

         Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. First Federal witnessed a decrease in its nonperforming asset ratio from 2000 to 2004, and the ratio was below the industry norm. Nonperforming assets, in general, consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. First Federal's nonperforming assets consisted of all these items in 2000 through 2003 with no real estate owned in 2004. The ratio of nonperforming assets to total assets was
1.14 percent at June 30, 2000, then decreased to 1.05 percent at June 30, 2001, and then increased to 1.17 percent at June 30, 2002. At June 30, 2004, First Federal' s ratio of nonperforming assets to total assets decreased to 0.83 percent of assets, still higher than industry averages.

         Frankfort First is characterized with a lower share of nonperforming assets of 0.27 percent at June 30, 2004, decreasing from 0.35 percent at June 30, 2000.

         Another indicator of asset quality is the Association's ratio of allowance for loan losses to total loans and also to nonperforming loans. The Association's allowance for loan losses was 1.12 percent of loans at June 30, 2000, and increased to 1.93 percent at June 30, 2004, with the increase due to the Association's decrease in loans. As a percentage of nonperforming loans, First Federal's allowance for loan losses was 49.73 percent in 2000 and 57.63 percent in 2004.

         Frankfort First's allowance for loan losses to total loans is a much lower 0.07 percent of loans at June 30, 2004, and a lower 22.04 percent of nonperforming loans at June 30, 2004.

         Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2003 and 2004. In fiscal year 2003, net interest income decreased $278,000, due to a decrease in interest income of $1,427,000 reduced by a $1,149,000 decrease in interest expense. The decrease in interest income was due to an increase due to volume of $983,000, reduced by a decrease due to rate of $2,410,000. The decrease in interest expense was due to a decrease due to rate of $2,006,000, reduced by an increase due to volume of $857,000.

         For the fiscal year ended June 30, 2004, net interest income increased $467,000 due to a $1,179,000 decrease in interest expense reduced by a $712,000 decrease in interest income. The decrease in interest income was due to a $641,000 decrease due to rate accented by a $71,000 decrease due to volume. The decline in interest expense was the result of a decrease due to rate of $1,068,000 accented by a decrease due to volume of $111,000. Frankfort First experienced similar decreases in interest income and interest expense due to the decrease in interest rates.

YIELDS AND COSTS

         The overview of yield and cost trends for the years ended June 30, 2002, 2003 and 2004 can be seen in Exhibit 10 for First Federal and in Exhibit 10(a) for Frankfort First, which offer summaries of key yields on interest-earning assets and costs of interest-bearing liabilities.

         First Federal's weighted average yield on its loan portfolio decreased 224 basis points from fiscal year 2002 to 2004, from 9.66 percent to 7.42 percent. The yield on investment securities decreased 303 basis points from 6.25 percent in 2002 to 3.22 percent in fiscal year 2004. The yield on mortgage-backed securities decreased 457 basis points from 9.16 percent in 2002 to 4.59 percent in 2004. The yield on other interest-earning deposits decreased 136 basis points from fiscal year 2002 to 2004, from 2.51 percent to 1.15 percent. The combined weighted average yield on all interest-earning assets decreased 285 basis points to 4.20 percent from fiscal year 2002 to 2004, reflecting the lower share of loans.

         Frankfort First also witnessed a decrease in its weighted average yield on interest-earning assets of 130 basis points from 6.94 percent in 2002 to 5.64 percent in 2004.

         First Federal' s weighted average cost of interest-bearing liabilities decreased 326 basis points to 2.16 percent from fiscal year 2002 to 2004, which was less than the Association's 285 basis point decrease in yield, resulting in an increase in the Association's interest rate spread of 41 basis points from
1.63 percent to 2.04 percent from 2002 to 2004. The Association's net interest margin decreased from 2.87 percent in fiscal year 2002 to 2.18 percent in fiscal year 2003, and then increased to 2.54 percent in fiscal year 2004.

         Frankfort First witnessed a decrease in its net interest spread and net interest margin from 2002 to 2004. Net interest spread decreased 11 basis points from 2002 to 2004 to 1.92 percent, and net interest margin decreased 26 basis points from 2002 to 2004 to 2.39 percent in 2004.

INTEREST RATE SENSITIVITY

         First Federal has monitored its interest rate sensitivity position and focused on maintaining a minimal level of interest rate risk exposure by establishing a strong equity position to offset its higher share of fixed-rate loans. First Federal recognizes the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. First Federal has responded to the interest rate sensitivity issue by maintaining a higher equity to assets position.

         The Association measures its interest rate risk through the use of its net portfolio value ("NPV") of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Association is calculated on a quarterly basis, by the OTS, showing the Association's NPV to asset ratio and the change in the NPV ratio for the Association under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Association's interest rate risk exposure.

         There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

         Exhibit 11 provides the Association's NPV levels as of June 30, 2004, based on OTS calculations and the changes in the Association's NPV levels under rising and declining interest rates. The focus of this exposure table is a 200 basis points change in interest rates either up or down.

         The Association's change in its NPV level at June 30, 2004, based on a rise in interest rates of 100 basis points was a 10.0 percent decrease, representing a dollar decrease in equity value of $3,794,000. In contrast, based on a decline in interest rates of 100 basis points, the Association's NPV level was estimated to witness an increase of 3.0 percent or $1,064,000 at June 30, 2004. The Association's exposure increases to a 19.0 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $6,798,000. The Association's exposure is not measurable based on a 200 basis point decrease in interest rates due to the current low interest rate environment.

         The Association's post shock NPV ratio based on a 200 basis point rise in interest rates is 21.62 percent and indicates a 350 basis point decrease from its 25.12 percent based on no change in interest rates.

         The Bank's interest rate risk position is shown in Exhibit 11(a). The Bank's post shock NPV ratio based on a 200 basis point rise in interest rates is
8.77 percent and indicates a 340 basis point decrease from its 12.16 percent NPV ratio based on no change in interest rates. These interest rate risk measures result in a moderate interest rate risk position for First Federal of Frankfort.

         The Association is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates. Due to First Federal's recognition of the need to control its interest rate exposure, the Association has maintained a higher share of short term and adjustable-rate investment securities and mortgage-backed securities. The Association will also continue to focus on maintaining its stronger NPV ratio.

LENDING ACTIVITIES

         First Federal has focused its limited lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings and on limited occasions the origination of nonresidential real estate loans, including multi-family loans and construction loans. The Association also offers loans on deposit accounts (passbook loans). Exhibit 12 provides a summary of First Federal's loan portfolio, by loan type, at June 30, 2003 and 2004, and
Exhibit 12a provides similar information for the Bank.

         Residential loans secured by one- to four-family dwellings was the primary loan type representing 88.7 percent of the Association's net loans as of June, 2004. This share has seen a modest decrease from 91.3 percent at June 30, 2003. The second largest loan type as of June 30, 2004, was passbook loans, which comprised a moderate 10.5 percent of net loans compared to 7.2 percent as of June 30, 2002. The third key loan type was nonresidential real estate loans, which represented 2.3 percent of net loans as of June 30, 2004, compared to a higher 2.8 percent at June 30, 2003. Construction loans represent a minimal size loan category for First Federal. Construction loans totaled only $130,000 and represented 0.4 percent of net loans at June 30, 2004, compared to a higher 1.1 percent at June 30, 2003. The multi-family loan category was the remaining loan type at June 30, 2004, and represented a minimal 0.8 percent of net loans compared to 0.7 percent at June 30, 2003. The overall mix of loans has witnessed minimal change from fiscal year-end 2003 to June 30, 2004, with the Association having decreased its shares of residential mortgage loans, construction loans and nonresidential loans to offset its increases in multi-family loans and passbook loans.

         The emphasis of First Federal's lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in First Federal's market area, which includes Perry, Letcher, Knott, Breathitt, Leslie and Clay Counties. At June 30, 2004, 88.7 percent of First Federal's gross loans consisted of loans secured by one- to four-family residential properties.

         The Bank also focused its lending activity on one- to four-family mortgage loans, which represented 89.5 percent of gross loans at June 30, 2004 (reference Exhibit 12a). Nonresidential loans represented 5.1 percent of loans and consumer loans, including home equity loans, represented an identical 5.1 percent of loans. The Bank's lending market extends beyond Franklin County into Anderson, Scott, Shelby and Woodford Counties.

         The Association's key mortgage loan product is a fixed-rate mortgage loan. The Association retains all of its fixed-rate mortgage loans. Fixed-rate mortgage loans have a maximum term of 25 years with most loans having a term of 20 years or less. The Association has not been active in adjustable-rate mortgage loans.

         The Association's one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain "due on sale" clauses which permit the Association to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

         The Bank offers several types of adjustable-rate mortgage loans ("ARMs") with adjustment periods of one, three and five years. The interest rates in ARMs are generally indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes. ARMs have a maximum rate adjustment of 1.0 percent at each adjustment period and 5.0 percent for the life of the loan.

         The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at First Federal, even though the Association is permitted to make loans up to a higher loan-to-value ratio, and such loans require private mortgage insurance or additional collateral.

         The Bank makes loans up to 100 percent of loan-to-value but does require private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

         Exhibit 13 provides a loan maturity schedule of First Federal. At June 30, 2004, 14.6 percent of the Association's loans due after June 30, 2004 had maturities of one year or less. The Association had a much larger 66.2 percent of its loans at June 30, 2004, due in more than five years with another 19.2 percent due in one year to five years.

         As indicated in Exhibit 14, First Federal experienced a significant decrease in its one-to four-family loan originations and total loan originations from fiscal year 2002 to 2004. Total loan originations in fiscal year 2002 were $10.4 million compared to $5.0 million in fiscal year 2004, reflective of a slow down in mortgage loan refinancings. The decrease in residential real estate loan originations from 2002 to 2004 of $5.4 million constituted 100.0 percent of the $5.4 million aggregate decrease in total loan originations from 2002 to 2004, with multi-family loans increasing $90,000 and consumer loans increasing $652,000. Loan originations on residential real estate loans represented 78.2 percent of total loan originations in fiscal year 2002 and 55.1 percent in fiscal year 2004. Consumer loans represented 10.8 percent of total loan originations in 2002 and a larger 25.8 percent in 2004.

         Loan originations for the Bank are shown in Exhibit 14a and indicate an increase in total loan originations from fiscal year 2002 to 2004. Total loan originations were $25.8 million in 2002 and increased to $30.6 million in 2004. Residential real estate loans represented 68.1 percent of loan originations in 2002 and a similar 71.2 percent in 2004.

         Overall, loan originations for First Federal fell short of principal payments, loan repayments and other deductions in each of the periods. In fiscal 2002, loan originations fell short of reductions by $5.3 million and by $7.0 million in 2004. The impact of these reductions was a decrease in the loan portfolio from 2002 to 2004 by $17.9 million from $51.4 million in 2002 to $33.5 million in 2004.

NONPERFORMING ASSETS

         First Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with increases in their levels of nonperforming assets, have been forced to recognize significant charge-offs and have set aside major valuation allowances. A recent increase in nonperforming assets and charge-offs has been related to specific regions of the country and has also been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. First Federal has also been faced with such problems in the past and has made a concerted effort to control its nonperforming assets, recognizing the depressed nature of its local economy, and has been successful in controlling its nonperforming loans.

         Exhibit 15 provides a summary of First Federal's delinquent loans at June 30, 2003 and 2004, indicating an overall increase in delinquent loans from June 30, 2003, to June 30, 2004. Loans delinquent 30 to 59 days totaled $2,730,000 at June 30, 2003, or 6.52 percent of gross loans with all of them real estate loans. At June 30, 2004, delinquent loans of 30 to 59 days totaled a higher $3,406,000 or a higher 9.88 percent of gross loans. Loans 60-89 days decreased from $830,000 at June 30, 2003, to $480,000 at June 30, 2004,
representing 1.39 percent of loans in 2004.

         First Federal's board reviews most loans delinquent 30 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Association contacts the borrower. The Association then initiates both written and oral communication with the borrower if the loan remains delinquent and normally sends written notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 90 days, the Association will normally commence foreclosure proceedings. The Association does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Loans delinquent 90 days or more may be placed on a nonaccrual status, and at that point in time the Association pursues foreclosure procedures.

         Exhibit 16 provides a summary of First Federal's nonperforming assets at June 30, 2002 through 2004. Nonperforming assets normally consist of loans 90 days or more past due, nonaccruing loans and repossessed assets. The Association has normally carried a higher level of nonperforming loans relative to its loans. First Federal's level of nonperforming assets ranged from a high dollar amount of $1,561,000 or 1.17 percent of total assets at June 30, 2002, to a low dollar amount of $1,140,000 or 1.04 percent of assets at June 30, 2003. The Association's nonperforming assets totaled $1,154,000 at June 30, 2004, representing 0.83 percent of assets and representing 3.35 percent of loans.

         Exhibit 16a shows a summary of Frankfort First's nonperforming assets, which are comprised primarily of loans 90 days or more past due and also include real estate owned in 2002 and 2003, of $29,000 in 2003 and $311,000 in 2002.
Nonperforming assets to total assets were 0.27 percent at June 30, 2004, down from 0.62 percent at June 30, 2002.

         First Federal's level of nonperforming assets was almost identical to its level of classified assets. The Association's level of classified assets was $1,158,000 or 0.84 percent of assets at June 30, 2004 (reference Exhibit 17). The Association's classified assets consisted of $1,158,000 in substandard assets with no assets classified as doubtful or loss.

         Exhibit 18 shows First Federal's allowance for loan losses at June 30, 2002 through 2004, indicating the activity and the resultant balances. First Federal has witnessed a modest decrease in its balance of allowance for loan losses from $735,000 at June 30, 2002, to $665,000 at June 30, 2004. The
Association had provisions of $123,000 in 2002, $66,000 in 2003 and $10,000 in 2004. The Association had net charge-offs of $53,000 in fiscal 2002, $81,000 in fiscal 2003 and $65,000 in 2004. The Association's ratio of allowance for loan losses to gross loans was

1.40 percent at June 30, 2002, and a higher 1.93 percent at June 30, 2004, due to the 34.7 percent decrease in loans. Allowance for loan losses to nonperforming loans was 47.70 percent at June 30, 2002, and a slightly higher
57.63 percent at June 30, 2004, both below industry averages.

         Exhibit 18a shows the Bank's allowance for loan losses at June 30, 2002 through 2004, which was a modest $82,000. The Bank's allowance for loan losses represented 0.07 percent of loans at June 30, 2004, and a low 22.04 percent of nonperforming loans at June 30, 2004.

INVESTMENTS

         The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations and mortgage-backed securities. Exhibit 19 provides a summary of First Federal's investment portfolio at June 30, 2003 and June 30, 2004, excluding FHLB stock. The exhibit also includes a summary of the Association's mortgage-backed securities, which are held-to-maturity. Investment securities totaled $83.9 million at June 30, 2004, compared to $62.5 million at June 30, 2003. Included in these totals are $19.8 million in mortgage-backed securities that are held-to-maturity at June 30, 2004, and a much smaller $423,000 at June 30, 2003. The primary component of investment securities at June 30, 2004, was U.S. government and federal agency obligations, representing 76.4 percent of total investments, excluding FHLB stock compared to a higher 99.4 percent at June 30, 2003. The Association also had cash and interest-bearing deposits totaling $16.9 million at June 30, 2004, and a higher $30.3 million at June 30, 2003. The Association had $1,826,000 in FHLB stock at June 30, 2004, and a lesser $1,755,000 at June 30, 2003. The weighted average yield on investment securities was 3.07 percent for the year ended June 30, 2004.

         Exhibit 19a provides a summary of the investment securities for the Bank. The Bank had a modest $7.8 million in interest-bearing deposits and investments, including FHLB stock at June 30, 2004, representing 5.6 percent of assets.

DEPOSIT ACTIVITIES

         The mix of deposits by type at June 30, 2003 and 2004, is provided in
Exhibit 20. There has been moderate change in total deposits and a minimal change in the deposit mix during this period. Total deposits have decreased from $104.8 million at June 30, 2003, to $98.8 million at June 30, 2004, representing a decrease of $6.0 million or 5.8 percent. Certificates of deposit have deceased from $63.0 million at June 30, 2003, to $55.2 million at June 30, 2004, representing a decrease of $7.8 million or 12.4 percent, while savings accounts have increased $1.8 million from $41.8 million at June 30, 2003, to $43.5 million at June 30, 2004 or 4.2 percent.

         The mix of deposits for the Bank is shown in Exhibit 20a and shows the predominance of certificates of deposit at the Bank. At June 30, 2004, the Bank had 70.82 percent of deposits in certificates of deposit.

         Certificates of deposit for the Association witnessed a decrease in their share of deposits, declining from a higher 60.2 percent of deposits at June 30, 2003, to a lower 55.9 percent of deposits at June 30, 2004. The major component of certificates at June 30, 2004, had rates between 2.00 percent and
2.99 percent and represented 44.8 percent of certificates. At June 30, 2003, the major component of certificates was also the 2.00 percent to 2.99 percent category with a lesser 43.6 percent of certificates. The category witnessing the strongest growth from June 30, 2003, to June 30, 2004, was certificates with rates between 1.00 percent and 1.99 percent, which increased $13.1 million during this time period. The category witnessing the largest decrease from June 30, 2003, to June 30, 2004, was certificates with rates between 3.00 percent and
3.99 percent, which declined a similar $13.5 million.

         Exhibit 21 provides a breakdown of jumbo certificates in excess of $100,000 by maturity as of June 30, 2004. A strong 66.7 percent of the Association's certificates of deposit mature in one year or less. These jumbo certificates totaled $20.6 million and represented 20.9 percent of total deposits at June 30, 2004.

         Exhibit 21a provides a breakdown by maturity of the Bank's jumbo certificates of deposit with these certificates representing 14.1 percent of total deposit at June 30, 2004.

         Exhibit 22 shows the Association's deposit activity for the two years ended June 30, 2003, and 2004. Excluding interest credited, First Federal experienced net decreases in deposits in each fiscal year. In fiscal year 2003, there was a net decrease in deposits of $1.3 million and a net decrease of $8.2 million in 2004. Including interest credited, there was a net increase in deposits in 2003 of $2.1 million and a smaller net decrease of $6.0 million in 2004 compared to the $8.2 million decrease. In fiscal year 2003, there was a net increase in deposits of $2.1 million, resulting in a 2.0 percent increase in deposits, including interest credited; and in 2004, there was a net decrease in deposits of $6.0 million or 5.8 percent.

BORROWINGS

         First Federal has made occasional use of FHLB advances from June 30, 2000, to June 30, 2004. The Association had $9.0 million in FHLB advances at June 30, 2004, with an average rate of 2.78 percent compared to zero at June 30, 2001, 2002 and 2003 and then $2.5 million at June 30, 2000 (reference Exhibit
23).

         The Bank has maintained much higher levels of FHLB advances which totaled $43.7 million at June 30, 2004, with an average cost of 5.83 percent. The Bank's FHLB advances were a similar $45.0 million at June 30, 2002, with an average cost of 6.09 percent.

SUBSIDIARIES

         First Federal had no wholly-owned subsidiaries at June 30, 2004. Frankfort First has one wholly-owned subsidiary, Main Street Financial Services, Inc., a Kentucky corporation, formed in 2002 to sell nondeposit investment products to the customers of the Bank. Due to a change in regulations enabling the Bank to provide these same services, Main Street Financial's operations have been merged into the Bank.

OFFICE PROPERTIES

         First Federal has one office at June 30, 2004, located in downtown Hazard, Kentucky (reference Exhibit 24). First Federal owns its office. The Association's net investment in fixed assets totaled $186,000 or 0.13 percent of assets at June 30, 2004.

         The Bank has three offices in Frankfort comprised of a downtown office, an east side branch and a west side branch (reference Exhibit 24a). The Bank had an investment in fixed assets of $1,496,000 at June 30, 2004, representing 1.08 percent of assets.

MANAGEMENT

         The president and chief executive officer of First Federal is Tony D. Whitaker, who is also a director. Mr. Whitaker joined the Association in 1997 as president and chief executive officer and been a director since 1993. Prior to joining First Federal, Mr. Whitaker was president of First Federal Savings Bank in Richmond, Kentucky, from 1988 to 1994 and from 1994 to 1996, served as president of the central Kentucky region and served on the board of Great Financial Bank, a $3.0 billion thrift holding company located in Louisville. Mr. Whitaker served as a director of the Federal Home Bank of Cincinnati from 1991 to 1997. Roy L. Pulliam, Jr., who joined the Association in 1970, is currently vice president and secretary.

         The president and chief executive officer of the Bank is Danny A. Garland. Mr. Garland joined the Bank in 1975 and has served as a director since 1981. Mr. Garland currently serves on the board of the Kentucky Bankers Association. The executive vice president of the Bank is Don D. Jennings who is also secretary and a director of the Bank, as well as president and chief executive officer of Frankfort First Bancorp, Inc. Mr. Jennings has been with the Bank since 1991. R. Clay Hulette is vice president of the Bank and has been with the Bank since 1997. Mr. Hulette is a Certified Public Accountant and is also licenced to sell insurance and investment products. William C. Jennings serves as chairman of the board of the Bank and has been with the Bank since 1963. Mr. Jennings served as president and chief executive officer of the Bank from 1980 to 1998 and has been a director of the Bank since 1973.

II.      DESCRIPTION OF PRIMARY MARKET AREA

         First Federal's retail market area encompasses all of Perry County and extends into Breathitt, Clay, Knott, Leslie and Letcher Counties, Kentucky for its lending activity. The Association's single office is in the city of Hazard, located in Perry County.

         Exhibit 26 provides a summary of key demographic data and trends for Hazard and Perry County, the five counties surrounding Perry County which are Breathitt, Clay, Knott, Leslie and Letcher Counties, Frankfort and Franklin County, Kentucky and the United States. From 1990 to 2000, population decreased in Hazard and in Perry County while in Kentucky and the United States, population increased. The population decreased by 11.3 percent in Hazard, by 3.3 percent in Perry County and increased by 9.7 percent in Kentucky and 13.2 percent in the United States. The estimated population in 2003 indicates minimal decreases in population from 2000 to 2003 in Hazard and in Perry County. Hazard's population level is estimated to have decreased 1.5 percent from 2000 to 2003, compared to a 3.3 percent decrease in Perry County. Population is estimated to have increased 2.6 percent in Kentucky and 3.6 percent in the United States. Future population projections indicate that population will continue to decrease in Hazard and in Perry County from 2003 through the year 2008. Hazard's population is projected to decrease by 3.5 percent and Perry County is projected to decrease by 3.2 percent. Kentucky and the United States are projected to increase by 4.1 percent and 6.1 percent, respectively.

         Frankfort and Franklin County increased in population from 1990 to 2000 by 8.5 percent and 8.9 percent, respectively, and are estimated to continue to increase in population through 2003 and 2008 with rates of increase through 2003 of an identical 2.6 percent and rates of increase in 2008 of 4.4 percent and 4.3 percent, respectively. The combined population trend for Hazard and Frankfort and related areas indicates a stable population base.

         Consistent with its declining trend in population, Hazard witnessed a slight decrease in households (families) of 0.1 percent from 1990 to 2000. During that same time period, the number of households increased in Perry County by 0.5 percent, in Kentucky by 15.3 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2003 indicates a modest decrease in Hazard of 0.1 percent. Perry County increased its number of households by 0.5 percent, and Kentucky indicated a higher increase of 3.3 percent, but lower than the United States' increase of 3.7 percent. From 2003 through the year 2008, Hazard's households are projected to decrease by 1.0 percent, while the number of households are expected to decrease by 0.5 percent in Perry County but increase in Kentucky and the United States by 6.0 percent and 7.1 percent, respectively. Frankfort indicated growth levels similar to Kentucky.

         In 1990, the per capita income in Hazard and each market area county was lower than the per capita income in Frankfort, Franklin County, Kentucky and the United States. Hazard had a 1990 per capita income of $9,984, while Perry County, Kentucky and the United States had 1990 per capita income levels of $7,914, $11,153 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas, with Knott County having the greatest percent increase of 67.3 percent to $11,297. Hazard's per capita income increased from 1990 to 2000 by 48.1 percent to $12,224. Per capita income increased by 54.5 percent in Perry County to $12,224, by 62.2 percent in Kentucky to $18,093 and by 49.7 percent to $21,587 in the United States. From 2000 to 2003, per capita income continued to increase by 4.7 percent to $15,474 in Hazard, by 19.5 percent to $14,604 in Perry County, by 19.5 percent to $21,622 in Kentucky and by 14.6 percent to $24,733 in the United States. Per capita income in Hazard and the related areas is approximately 60.0 percent of the per capita income for Frankfort and also well below Kentucky and the United States.

         The 1990 median household income of $17,359 in Hazard was much lower than the median household income in Kentucky of $22,534 and much lower than the United States at $30,056. Perry County had a 1990 median household income of $16,202. From 1990 to 2000, median household income increased in all areas, with Letcher County indicating the highest rate of increase and Hazard the lowest. Median household income increased by 19.2 percent to $20,690 in Hazard, by 36.3 percent to $22,089 in Perry County, by 49.4 percent in Kentucky and by 39.7 percent to $41,994 in the United States. From 2000 to 2003, median household income in Hazard was estimated to have increased 24.7 percent to $25,791, compared to Perry County's

13.7 percent increase, resulting in median household income of $25,121. Kentucky's median household income grew 16.1 percent to $39,094, and the United States' increase was 11.0 percent to $46,615 from 2000 to 2003. From 2003 to 2008, median household income is projected to increase by 24.8 percent in Hazard, by 22.2 percent in Perry County, by 24.8 percent in Kentucky and 16.5 percent in the United States. Based on those rates of increase, by 2008, median household income is expected to be $32,182 in Hazard, $30,687 in Perry County, $48,786 in Kentucky, and $54,319 in the United States. Hazard continues to indicate median household income levels well below Kentucky and the United States.

         The median household income in Frankfort and Franklin County were much higher than in Hazard and Perry County and were more similar to the United States' median household levels in 1990, 2000, 2003 and 2008.

         Exhibit 27 provides a summary of key housing data for Hazard, Perry County, Breathitt, Clay, Knott, Leslie and Letcher Counties, Frankfort, Franklin County, Kentucky and the United States. In 1990, Hazard had a rate of owner-occupancy of 54.1 percent, lower than all other areas except Frankfort. Perry County's owner-occupancy rate was a much higher 75.0 percent; and Kentucky, at 69.6 percent was slightly higher than the United States at 64.2 percent. As a result, Hazard supported a rate of renter-occupied housing of 45.9 percent, compared to 25.0 percent for Perry County, 30.4 percent for Kentucky and 35.8 percent for the United States. In 2000, owner-occupied housing increased in Hazard to 57.3 percent, in Perry County to 77.4 percent, in Kentucky to 70.8 percent and in United States to 66.2 percent. Conversely, the renter-occupied rates decreased to levels of 42.7 percent, 22.6 percent, 29.2 and 33.8 percent in Hazard, Perry County, Kentucky and the United States, respectively.

         Frankfort and Franklin County had lower owner-occupancy rates of 53.9 percent and 64.0 percent, respectively in 1990. In 2000, Frankfort's owner-occupancy rate decreased to 52.0 percent, while Franklin County's owner-occupancy rate increased slightly to 64.8 percent.

         Hazard's 1990 median housing value of $56,500 was higher than Kentucky's median housing value of $50,100, but lower than the United States' $79,098. The 1990 average median housing value of Perry County was a very low $34,500. The 1990 average median rent in Hazard, Perry County, Kentucky and the United States was $222, $231, $319 and $374, respectively. In 2000, median rent values had increased in Hazard and Perry County to $290 and $302, respectively, and in Kentucky and the United States to much higher levels of $445 and $602, respectively. The 2000 median housing values had also increased to $74,500, $52,500, $86,700 and $119,600 for Hazard, Perry County, Kentucky and the United States, respectively.

         Frankfort and Franklin County had median housing values and median rent levels higher than Kentucky but lower than the United States in both 1990 and 2000.

         In 1990, the major source of employment for Hazard by industry group, based on share of employment, was the services industry at 38.9 percent. The services industry was responsible for 34.0 percent of jobs in Perry County, 34.2 percent in Kentucky and 34.0 percent in the United States (reference Exhibit
28). The wholesale/retail industry was the second major employer in Hazard at
32.6 percent and also the second leading employer at 25.5 percent in Perry County. In Kentucky, the wholesale/retail industry was also the second major employer with 21.3 percent and also second in the United States at 27.5 percent. The agriculture/mining group was the third major overall employer in Hazard at
8.7 percent and represented a strong 20.5 percent of employment in Perry County. In Kentucky and the United States, the manufacturing group was the third major employer, responsible for 19.5 percent and 19.2 percent, respectively. The construction group, finance, insurance and real estate group, transportation/utilities group, and the manufacturing groups combined to provide
19.8 percent of employment in Hazard. The construction, transportation/utilities and finance, insurance and real estate groups combined to provide 20.0 percent of employment in Perry County. The agriculture/mining, construction, transportation/utilities and finance, insurance and real estate groups provided for 25.0 percent of employment in Kentucky and 19.3 percent in the United States.

         In 2000, the services industry, wholesale/retail industry and finance, insurance and real estate trade industries provided the first, second and third highest levels of employment, respectively, for Hazard, while Perry County's first, second and third highest levels of employment were the services industry, the wholesale/retail trade industry and the agriculture/mining industry. In Kentucky, the services industry, manufacturing industry and the wholesale/retail trade provided the highest levels of employment, while in the United States, the services industry, wholesale/retail trade and manufacturing industries provided the first, second and third highest levels of employment. The most profoundly different sector providing sizable employment was the agriculture/mining group, which provided 20.5 percent and 10.7 percent of employment in Perry County in the 1990 and 2000 Census, respectively. In Frankfort, the state capital of Kentucky, the services sector represented a high percentage of employment at
60.3 percent in 1990 and 59.9 percent in 2000.

         The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in Franklin, Perry, Breathitt, Clay, Knott, Leslie and Letcher Counties, Kentucky and the United States in 2000 through June 2004. Perry and all of its surrounding counties have been characterized by higher unemployment rates than Kentucky, Franklin County and the United States. In 2000, Perry County had an unemployment rate of 6.1 percent, compared to unemployment rates of 4.1 percent in Kentucky and 4.0 percent in the United States. Perry County's unemployment rate decreased in 2001 to 5.6 percent, compared to 5.4 percent in Kentucky and 4.8 percent in the United States. In 2002, Perry County's unemployment rate increased to 7.1 percent. Kentucky also increased to 5.6 percent, and the United States increased to 5.8 percent. In 2003, all areas had increases in their unemployment rates. Perry County's unemployment rate increased to 8.4 percent, and the unemployment rates in Kentucky and the United States increased to 6.2 percent and 6.0 percent, respectively. By June 2004, the unemployment rate decreased to 8.2 percent in Perry County, decreased to 5.3 percent in Kentucky and decreased to 5.4 percent in the United States.

         Hazard is characterized by a lower than average level of income when compared to Kentucky and the United States and a level of housing value also lower than Kentucky and the United States. In addition, unemployment rates in Hazard (Perry County) have been consistently higher than Kentucky and the United States. In both the 1990 and the 2000 Census, Hazard's strongest employment category was the services industry.

         Exhibit 30 provides deposit data for banks and thrifts in Perry County, reflecting the Association market share, and also in Franklin County, reflecting the Bank's market share. First Federal's deposit base in Hazard was $104.8 million or a 57.8 percent share of the $181.2 million total thrift deposits but only an 8.6 percent share of the total deposits, which were $1.2 billion as of June 30, 2003. It is evident from the size of the thrift deposits and bank deposits that Hazard has a moderate deposit base, with First Federal having a strong level of market penetration for thrift deposits but only a small percentage of total deposits.

         Exhibit 31 provides interest rate data for each quarter for the years 2001 through 2003 and for the first and second quarters of 2004. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2001 and 2002 and then a flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes in the first and second quarters of 2004.

SUMMARY

         To summarize, Hazard represents an area with declining population and household trends during the 1990s and early 2000s. Such decline is projected to continue from 2003 through 2008. Hazard displayed a lower per capita income and lower household income than Kentucky and the United States. The median rent levels of Hazard and all of its surrounding counties were lower than Kentucky's median rent. By 2000, the median rent level of Hazard was still lower than Kentucky's median rent. In 1990, Hazard's median housing value was also lower than Kentucky's, and in 2000, Hazard's median housing value was again lower than Kentucky's median housing value. Hazard, represented by Perry County has had modestly higher unemployment rates when compared to Kentucky. Finally, Hazard is a competitive financial institution market dominated by banks and a total market deposit base for banks and thrifts in Perry County that is $1.2 billion in deposits.

III.     COMPARABLE GROUP SELECTION

INTRODUCTION

         Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Kentucky.

         Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 237 publicly- traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 100 publicly-traded Midwest thrifts ("Midwest thrifts") and the 5 publicly-traded thrifts in Kentucky ("Kentucky thrifts"), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2003, and August 27, 2004.

         The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Association and the Bank (collectively, the "Subjects") as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Subjects' basic operations, recognizing both the similarities of and the differences between the two institutions.

         Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

MERGER/ACQUISITION

         The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

    Institution                            State
    -----------                            -----
HCB Bancshares, Inc.                      Arkansas
Chesterfield Financial Corp.              Illinois
North Bancshares, Inc.                    Illinois
First Federal Bancorp, Inc.               Ohio
Western Ohio Financial Corp.              Ohio

         There are no pending merger/acquisition transaction involving thrift institutions in the city, county or market area of ether the Association or the Bank, as indicated in Exhibit 35.

MUTUAL HOLDING COMPANIES

         The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly- traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 41 publicly-traded mutual holding companies as well between those 41 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.
Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 41 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

          Institution                               State
          -----------                               -----
Webster City Federal Savings Bank, MHC           Iowa
AJS Bancorp, MHC                                 Illinois
Jacksonville Savings Bank, MHC                   Illinois
Mid-Southern Savings Bank, MHC                   Indiana
Webster City Federal Bancorp, MHC                Iowa
Liberty Savings Bank, MHC                        Missouri
AF Financial Group, MHC                          North Carolina
Wake Forest Bancshares, MHC                      North Carolina

TRADING EXCHANGE

         It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Bank of Securities Dealers Automated Quotation System (NASDAQ); or traded over the counter on the OTC Bulletin Board. Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. It should be noted that OTC-traded institutions are considered with a higher degree of selectivity, since they are typically more thinly traded than institutions on the three major exchanges. Of the 278 publicly-traded, FDIC-insured savings institutions, including the 41 mutual holding companies, 15 are traded on the New York Stock Exchange, 13 are traded on the American Stock Exchange, 170 are traded on NASDAQ and 59 are traded on the OTC Bulletin Board.

IPO DATE

         Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of August 27, 2004, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to June 30, 2003.

GEOGRAPHIC LOCATION

         The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Subjects, including the Midatlantic, New England, western and southwestern states.

         The geographic location parameter consists of Kentucky and its surrounding states of Ohio, West Virginia, Virginia, Tennessee, Illinois and Indiana, as well as the states of Arkansas, Iowa, Kansas, Missouri, and North Carolina, for a total of twelve states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

ASSET SIZE

         Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $450 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Subjects, with combined assets of approximately $278 million at June 30, 2004. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

         In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

         Exhibits 38 and 39 show the 64 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.

BALANCE SHEET PARAMETERS

INTRODUCTION

         The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

            1. Cash and investments to assets

            2. Mortgage-backed securities to assets

            3. One- to four-family loans to assets

            4. Total net loans to assets

            5. Total net loans and mortgage-backed securities to assets

            6. Borrowed funds to assets

            7. Equity to assets

         The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Subjects with regard to combined asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Subjects. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

         As previously indicated, the Association and the Bank had similar total assets of $139.8 million and $138.1 million, respectively, at June 30, 2004.

CASH AND INVESTMENTS TO ASSETS

         The Subjects' combined ratio of cash and investments to assets was
29.84 percent at June 30, 2004, and reflects Subjects' combined share of investments considerably higher than national and regional averages. The individual ratios were 59.96 percent for the Association and 2.33 percent for the Bank. The Subjects' investments consisted of federal agency securities, federal funds sold and interest earning deposits. For its five most recent fiscal years ended June 30, 2004, the Association's average ratio of cash and investments to assets was a similar 53.61 percent, from a high of 60.41 percent in 2003 to a low of 44.20 percent in 2000, with a rising trend. For its five most recent fiscal years ended June 30, 2004, the Bank's average ratio of cash and investments to assets was a much lower than average 3.50 percent, with a generally flat trend. It should be noted that, for the purposes of comparable group selection, the Association's $1.8 million balance and the Bank's $2.9 million balance of Federal Home Loan Bank stock at June 30, 2004, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

         The parameter range for cash and investments is fairly broad, in spite of the Bank's lower balance of cash and investments, related to the general volatility of this parameter and institutions' varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 45.0 or less of assets, with a midpoint of 22.5 percent, similar to the Subjects' current average.

MORTGAGE-BACKED SECURITIES TO ASSETS

         At June 30, 2004, the Subjects had mortgage-backed securities equal to
8.43 percent of total assets with the Association at 14.76 percent and the Bank at 2.00 percent. The regional average was 8.51 percent and the national average was 12.38 percent for publicly-traded thrifts at June 30, 2004. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 20.0 percent or less of assets and a midpoint of 10.0 percent.

ONE- TO FOUR-FAMILY LOANS TO ASSETS

         The lending focus of both the Association and the Bank is concentrated on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including both permanent loans and construction loans, represented 51.24 percent of the Subjects' combined assets at June 30, 2004, which is modestly higher than the national average of 46.10 percent. The parameter for this characteristic requires any comparable group institution to have from 30.0 percent to 70.0 percent of its assets in one- to four-family loans with a midpoint of 50.0 percent, similar to the average of the Subjects.

TOTAL NET LOANS TO ASSETS

         At June 30, 2004, the Subjects had a 57.15 percent ratio of total net loans to assets and a higher four fiscal year average of 64.97 percent, both being lower than the national average of 68.38 percent and the regional average of 72.50 percent for publicly-traded thrifts. The Subjects' ratio of total net loans to assets decreased steadily from 72.63 percent at June 30, 2000. Individually, the Association and the Bank had respective five fiscal year average net loans to assets of 36.58 percent and 91.92 percent and both indicated decreasing five year trends.

         The parameter for the selection of the comparable group is from 40.0 percent to 90.0 percent with a midpoint of 65.0 percent, similar to the current average of the Subjects.

TOTAL NET LOANS AND MORTGAGE-BACKED SECURITIES TO ASSETS

         As discussed previously, the Subjects' shares of mortgage-backed securities to assets and total net loans to assets were 8.41 percent and 57.15 percent, respectively, for a combined share of 65.58 percent. Recognizing the industry and regional ratios of 12.38 percent and 8.51 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 50.0 percent to 92.0 percent, with a midpoint of 71.0 percent.

BORROWED FUNDS TO ASSETS

         The Subjects had a combined $52.7 million balance of borrowed funds at June 30, 2004, consisting of FHLB advances, representing 19.05 percent of assets. At June 30, 2000, 2001, 2002 and 2003, the Subjects had borrowed funds representing 16.44 percent, 16.80 percent, 16.42 percent and 15.7 percent of total assets, respectively, with a five fiscal year average of 16.97 percent. In fiscal years 2001, 2002 and 2003, the Association had no borrowed funds, with those ratios imputable to borrowed funds carried by the Bank. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.

         The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds increased from 1997 through 2001, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. In 2002, 2003 and 2004, however, lower interest rates resulted in some moderation of borrowings by some financial institutions, particularly among nonpublicly-traded institutions. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

         The range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent.

EQUITY TO ASSETS

         The Subjects' equity to assets ratio was 17.47 percent at June 30, 2004, and 17.74 percent at June 30, 2003, averaging 17.27 percent for the five fiscal years ended June 30, 2004. After conversion and merger, based on the midpoint value of $65 million and a 45 percent minority offering with 55 percent of the minority offering being sold to the public and the other 45 percent representing exchange shares issued to the shareholders of Frankfort First, the Corporation's equity is projected to stabilize in the area of 19.0 percent, with a corresponding tangible equity to assets ratio of approximately 14.5 percent.

          Based on the foregoing equity ratios, we have defined the equity ratio parameter to be 8.0 percent to 20.0 percent with a midpoint ratio of 14.0 percent.

PERFORMANCE PARAMETERS

INTRODUCTION

         Exhibit 39 presents five parameters identified as key indicators of the Subjects' earnings performance during the fiscal year ended June 30, 2004, and the earnings performance and the basis for such performance of the Association and the Bank both historically and during the fiscal year ended June 30, 2004. The primary performance indicator is the return on average assets (ROAA). The second performance indicator is the return on average equity (ROAE). To measure the ability to generate net interest income, we have used net interest margin. The supplemental source of income is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

RETURN ON AVERAGE ASSETS

         The key performance parameter is the ROAA. For the twelve months ended June 30, 2004, the Subjects' combined ROAA was 0.62 percent based on net earnings after taxes of $1,714,000, and 0.76 percent based on core earnings after taxes of $2,094,000, as detailed in Item I and Exhibit 7 of this report. The Association's average net ROAA over its most recent five fiscal years of 2000 to 2004, based on net earnings, was a higher 0.95 percent, ranging from a low of 0.56 percent in 2004 to a high of 1.40 percent in 2000. The Bank's average net ROAA over its most recent five fiscal years, based on net earnings, was a very similar 0.94 percent, ranging from a low of 0.69 percent in 2004 to a high of 1.11 percent in 2000.

         Considering the historical and current earnings performance of the Subjects, as well as the Association and the Bank individually, the range for the ROAA parameter based on core income has been defined as 0.60 percent to a high of 1.15 percent with a midpoint of 0.88 percent.

RETURN ON AVERAGE EQUITY

         The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions. Although Frankfort First has been publicly-traded since 1995, its lower historical ROAE is, to a large measure, related to higher historical ratio of equity to assets relative to other public companies.

         Prior to conversion, the Subjects' combined ROAE for the twelve months ended June 30, 2004, was 3.48 percent based on net income and 4.25 percent based on core income. The Association's average net ROAE over its most recent five fiscal years of 2000 to 2004, based on net earnings, was 4.29 percent, ranging from a low of 2.44 percent in 2004 to a high of 6.53 percent in 2000. The Bank's average net ROAA over its most recent five fiscal years, based on net earnings, was a higher 7.25 percent, ranging from a low of 5.32 percent in 2004 to a high of 8.52 percent in 2001.

         The parameter range for the comparable group, based on core income, is from 5.0 percent to 12.0 percent with a midpoint of 8.50 percent.

NET INTEREST MARGIN

         The Subjects had a combined net interest margin of 2.43 percent for the twelve months ended June 30, 2004, representing net interest income as a percentage of average interest-earning assets. The Association's net interest margin in fiscal 2000 through 2004 averaged 2.81 percent, indicating a declining trend through 2003, with a moderate increase from 2.18 percent in 2003 to 2.54 percent in 2004; and the Bank's net interest margin in fiscal 2000 through 2004 averaged 2.67 percent, indicating a declining trend throughout the five year period.

         The parameter range for the selection of the comparable group is from a low of 2.25 percent to a high of 3.50 percent with a midpoint of 2.88 percent.

OPERATING EXPENSES TO ASSETS

         For the twelve months ended June 30, 2004, the Subjects had a significantly lower than average 1.46 percent ratio of operating expense to average assets. Individually, both the Association and the Bank also had lower than average operating expense ratios of 1.62 percent and 1.36 percent, respectively in fiscal year 2004. For its five most recent fiscal years ended June 30, 2004, the Association's operating expense ratio averaged 1.35 percent, with a moderately fluctuating ratio indicating a high of 1.80 percent in 2002 and a low of 1.13 percent in 2000. The Bank's five fiscal year average operating expense ratio was 1.25 percent, ranging from a low of 1.16 percent in 2001 to a high of 1.36 percent in 2004. For the twelve months ended June 30, 2004 the industry average was 2.31 percent for all FDIC-insured savings institutions and
2.36 percent for Midwest thrifts.

         The operating expense to assets parameter for the selection of the comparable group is from a low of 1.40 percent to a high of 2.50 percent with a midpoint of 1.95 percent.

NONINTEREST INCOME TO ASSETS

         Compared to publicly-traded thrifts, the Subjects and the Association and the Bank, individually, have historically realized much lower than average levels of noninterest income. The Subjects had noninterest income of only $34,000 or 0.01 percent of average assets for the twelve months ended June 30, 2004, with losses on the sale of assets representing a negative (0.02) percent of average assets. The Association's fiscal year ratios of noninterest income to average assets were 0.09 percent in 2000, 0.08 percent in 2001, 0.31 percent in 2002, 0.22 percent in 2003 and (0.03), all of which, as well as the five fiscal year average of 0.13 percent, were very significantly lower than the 1.31 percent average for publicly-traded thrift institutions for the twelve months ended June 30, 2004. The Bank's ratio of noninterest income indicated an even lower five fiscal year average of 0.04 percent with a flat trend.

         The range for this parameter for the selection of the comparable group is 1.00 percent of average assets or less, with a midpoint of 0.50 percent.

ASSET QUALITY PARAMETERS

INTRODUCTION

         The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of the Subjects. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

NONPERFORMING ASSETS TO ASSETS

         The Subjects' ratio of nonperforming assets to assets was 0.57 percent at June 30, 2004, which was modestly lower than the national average of 0.67 percent for publicly-traded thrifts and more significantly lower than the average of 0.95 percent for Midwest thrifts. Individually, the Association had a higher 0.86 percent ratio, while the Bank had a lower 0.27 percent ratio. Consistently higher than national and regional averages, the Association's ratio of nonperforming assets to total assets was 1.05 percent in 2000, 1.03 percent in 2001, 1.16 percent in 2002 and 0.95 percent in 2003, averaging 1.00 percent for its five most recent fiscal years ended June 30, 2004, and indicating a modest downward trend. The Bank indicated a five fiscal year average ratio of
0.34 percent with a mildly fluctuating trend from a high of 0.62 percent in 2002 to a low of 0.20 in 2003.

         The parameter range for nonperforming assets to total assets has been defined as 1.00 percent of assets or less with a midpoint of 0.50 percent.

REPOSSESSED ASSETS TO ASSETS

         Both the Association and the Bank were absent repossessed assets at June 30, 2004, compared to repossessed assets of $143,000 or 0.05 percent of total assets at June 30, 2003. National and regional averages were 0.11 percent and 0.16 percent, respectively, for publicly- traded thrift institutions at June 30, 2004.

         The range for the repossessed assets to total assets parameter is 0.60 percent of assets or less with a midpoint of 0.30 percent.

LOANS LOSS RESERVES TO ASSETS

         The Subjects had a combined allowance for loan losses of $747,000, representing a loan loss allowance to total assets ratio of 0.27 percent at June 30, 2004, which was similar to their 0.29 percent ratio at June 30, 2003. Individually, at June 30, 2004, the Association's allowance for loan losses was
0.48 percent of total assets, with the Bank at a much lower 0.06 percent.

         The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.

THE COMPARABLE GROUP

         With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $54.0 million to $417.8 million with an average asset size of $209.9 million and have an average of 4.6 offices per institution. Two of the comparable group institutions were converted in 1993, four in 1995, two in 1996, one in 1998 and one in 1999. Geographically, four of the comparable group institutions are in Indiana, two are in Ohio, two are in Missouri, one is in Illinois and one is in Kentucky. All ten of the comparable group institutions are traded on NASDAQ and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 11.0 percent, which is 32.3 percent higher than all publicly-traded thrift institutions in the United States and 16.4 percent higher than the five publicly-traded thrift institutions in Kentucky; and for the most recent four quarters indicated a core return on average assets of 0.86 percent, lower than all publicly-traded thrifts at 1.01 percent but higher than the publicly-traded Kentucky thrifts at 0.58 percent.

IV.      ANALYSIS OF FINANCIAL PERFORMANCE

         This section reviews and compares the financial performance of the Subjects to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Kentucky thrifts, as well as to the ten institutions constituting the Corporation's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

         As presented in Exhibits 43 and 44, at June 30, 2004, the Subjects' combined total equity of 17.47 percent of assets was higher than the 10.98 percent for the comparable group, the 8.30 for all thrifts, the 9.14 percent for Midwest thrifts and the 9.43 percent ratio for Kentucky thrifts. The Subjects had a 57.15 percent share of net loans in their asset mix, lower than the comparable group at 68.65 percent, all thrifts at 68.38 percent, Midwest thrifts at 72.50 percent and Kentucky thrifts at 78.41 percent. The Subjects' share of net loans, lower than comparable group and industry averages, is primarily the result of the Association's lower 24.01 percent share of net loans, its much higher 58.96 percent share of cash and investments and its additional 14.76 percent share of mortgage-backed securities. The Bank had a much higher 90.69 percent share of net loans and very small 2.33 percent and 2.00 percent shares, respectively, of cash and investments and mortgage-backed securities. The comparable group had a lower 19.99 percent share of cash and investments and a
7.73 percent share of mortgage-backed securities. All thrifts had 12.38 percent of assets in mortgage-backed securities and 14.67 percent in cash and investments. The Subjects' combined 62.48 percent share of deposits was moderately lower than the comparable group, modestly higher than all thrifts, similar to Midwest thrifts and considerably lower than the five Kentucky thrifts, reflecting the Subjects' 19.05 percent ratio of borrowed funds to assets combined with their significantly higher ratio of equity to assets. The comparable group had deposits of 71.57 percent and borrowings of 16.75 percent. All thrifts averaged a 56.68 percent share of deposits and 33.30 percent of borrowed funds, while Midwest thrifts had a 65.03 percent share of deposits and a 23.50 percent share of borrowed funds. Kentucky thrifts averaged a 71.89 percent share of deposits and an 17.80 percent share of borrowed funds. The Subjects had no intangible assets at June 30, 2004, compared to 0.40 percent for the comparable group, 0.59 percent for all thrifts, 0.39 percent for Midwest thrifts and

0.40 percent for Kentucky thrifts. It should be noted that the acquisition of the Bank by the Corporation following the Association's mutual holding company reorganization will result in the Corporation having intangible assets, in the form of goodwill, of approximately $16.7 million or 5.8 percent of post-merger assets, assuming an offering level at the midpoint of the valuation range established in this report.

         Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for the Subjects in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

         As shown in Exhibit 47, for the twelve months ended June 30, 2004, The Subjects had a yield on average interest-earning assets lower than the comparable group, all thrifts, Midwest thrifts and Kentucky thrifts. The Subjects' combined yield on interest-earning assets was 4.87 percent compared to the comparable group at 5.93 percent, all thrifts at 5.34 percent, Midwest thrifts at 6.55 percent and Kentucky thrifts at 5.64 percent.

         The Subjects' cost of funds for the twelve months ended June 30, 2004, was similar to the comparable group and Kentucky thrifts, higher than all thrifts and lower than Midwest thrifts. The Subjects had a combined 2.96 percent average cost of interest-bearing liabilities compared to 3.01 percent for the comparable group, 2.33 percent for all thrifts, 3.29 percent for Midwest thrifts and 3.03 percent for Kentucky thrifts. The Subjects' lower yield on interest-earning assets and average to higher than average interest cost resulted in a net interest spread of 1.91 percent, which was significantly lower than the comparable group at 2.92 percent, all thrifts at 3.02 percent, Midwest thrifts at 3.26 percent and Kentucky thrifts at 2.61 percent. The Subjects' net interest spreads were similar, with the Association at 2.04 percent and the Bank at 1.92 percent. The Subjects generated a combined net interest margin of 2.43 percent for the twelve months ended June 30, 2004, based their ratio of net interest income to average interest-earning assets, which was considerably lower than the comparable group margin of 3.21 percent. All thrifts also averaged a much higher 3.27 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.58 percent and Kentucky thrifts at 2.92 percent.

         The Subjects' major source of earnings is interest income, as indicated by the combined operations ratios presented in Exhibit 46. The Bank made a $10,000 provision for loan losses during the twelve months ended June 30, 2004, equal to less than 0.01 percent of average assets. The comparable group indicated a provision representing a similar 0.12 percent of assets, with all thrifts at 0.10 percent, Midwest thrifts at 0.16 percent and Kentucky thrifts at a higher 0.20 percent.

          The Subjects' combined noninterest income was a nominal $34,000 or
0.01 percent of average assets for the twelve months ended June 30, 2004, including a $56,000 loss on the sale of assets for the Association, which offset its other noninterest income and resulted in negative noninterest income of $35,000 for the twelve month period. The Bank had no gains or losses for the twelve months ended June 30, 2004, but had very modest noninterest income of $69,000. The comparable group had a ratio of noninterest income to average assets of 0.49 percent, with all thrifts at 1.31 percent, Midwest thrifts at
1.34 percent and Kentucky thrifts at 0.37 percent.

         For the twelve months ended June 30, 2004, the Subjects' combined operating expense ratio was 1.48 percent of average assets, which was significantly lower than the comparable group at 2.17 percent, all thrifts at
2.31 percent, Midwest thrifts at 2.36 percent and Kentucky thrifts at 2.03 percent.

         The overall impact of the Subjects' income and expense ratios is reflected in their net income and return on assets. For the twelve months ended June 30, 2004, the Subjects had a combined net ROAA of 0.62 percent and a core ROAA of 0.76 percent. Individually, the Association had a net ROAA of 0.55 percent and a core ROAA of 0.83 percent; and the Bank had an identical net and core ROAA of 0.69 percent. For its most recent four quarters, the comparable group had a higher and core ROAA of 0.89 percent and 0.86 percent, respectively.

All publicly-traded thrifts also averaged a higher net ROAA of 1.17 percent and a higher 1.01 percent core ROAA. Midwest thrifts indicated an identical net and core ROAA of 1.01 percent, but Kentucky thrifts generated a lower net and core ROAA of 0.60 percent and 0.58 percent, respectively.

V.       MARKET VALUE ADJUSTMENTS

         This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on an historical comparison of the Subjects with the comparable group and also recognizing to a prudent extent the impact of the mutual holding company reorganization and the merger of the Association and the Bank over a short to medium term horizon as indicated in the business plan and prospectus. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Corporation, and as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

         In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, asset quality as it relates to the presence of problem or nonperforming assets which may result in adjustments to earnings, the balance of current and historical classified assets and real estate owned, the balance of allowances for loan losses to support any problem assets or nonperforming assets, the amount and volatility of non- interest income, and the ratio and trends of non-interest expenses.

         As discussed earlier, the historical business models of the Association and the Bank have focused on maintaining their net interest income and increasing their net income; maintaining their low ratios of nonperforming assets; monitoring and strengthening their ratios of interest sensitive assets relative to interest sensitive liabilities, thereby improving their sensitivity measure and overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs; and monitoring and striving to maintain their lower than average overhead expenses. Following the merger, both institutions will retain their individual identities within their respective market areas and continue to focus on increasing net interest spread and net interest margin; increasing their much lower than average non-interest income; increasing the amount and consistency of their net income; increasing their lower return on assets; maintaining the Bank's lower balances and reducing the Association's higher balance of non-performing and classified assets; increasing their ratios of interest sensitive assets relative to interest sensitive liabilities; and maintaining their lower overhead expenses.

         Earnings are often related to an institution's ability to generate loans. The Association's loan originations decreased in fiscal years 2003 and 2004 compared to fiscal year 2002, resulting in a decreasing balance of net loans in its two most recent fiscal years. At June 30, 2004, all categories of real estate loans were lower than at June 30, 2003, while loans on deposits indicated a small increase. For the twelve months ended June 30, 2004, the origination of one- to four-family mortgage loans decreased by 19.7 percent to $29.8 million compared to $37.0 million in fiscal year 2003; and the aggregate origination of all other types of mortgage loans decreased 37.7 percent to $1.2 million compared to $1.9 million in fiscal year 2003. The Association's origination of deposit loans increased in fiscal year 2004 by 21.4 percent to $3.5 million compared to $2.9 million in fiscal year 2003. Overall, the Association's total loan originations in fiscal year 2003 exceeded originations in 2004 by $7.4 million or 17.6 percent.

         In fiscal years 2003 and 2004, the Bank's loan originations increased modestly compared to fiscal year 2002, resulting in a modestly increasing balance of net loans in its two most recent fiscal years. At June 30, 2004, all categories of real estate and consumer loans were higher than at June 30, 2003. Compared to fiscal year 2002, the origination of one- to four-family mortgage loans increased by 19.4 percent in fiscal year 2003 and a much smaller 3.7 percent in fiscal year 2004. The Bank's one- to four-family loan originations were $17.6 million in fiscal year 2002, $21.0 million in fiscal year 2003 and $21.8 million in fiscal year 2004. The aggregate origination of all other types of mortgage loans decreased by 30.0 percent in fiscal year 2003 and increased by
14.6 percent in fiscal year 2004. The Bank's origination of consumer loans, primarily home equity loans, increased by 19.5 percent in fiscal year 2003 and by a smaller
13.7 percent in fiscal year 2004. Overall, the Bank's total loan originations in fiscal year 2004 exceeded originations in fiscal year 2003 by $1.9 million or
6.5 percent.

         For both institutions combined, total mortgage and nonmortgage loan originations were $36.3 million in fiscal year 2002, $35.8 million in fiscal year 2003 and $35.5 million in fiscal year 2004. Combined net loans receivable decreased in fiscal year 2004 by 3.8 percent or $6.4 million compared to fiscal year 2003.

         The impact of the Subjects' primary lending efforts has been to generate a combined yield on average interest-earning assets of 4.87 percent for the twelve months ended June 30, 2004, compared to a higher 5.93 percent for the comparable group, 5.34 percent for all thrifts and 6.55 percent for Midwest thrifts. The Subjects' ratio of interest income to average assets was 4.81 percent for the twelve months ended June 30, 2004, which was moderately lower than the comparable group at 5.27 percent, but higher than all thrifts at 4.55 percent and similar to Midwest thrifts at 4.96 percent.

         The Subjects' 2.96 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2004, was similar to the comparable group at 3.01 percent, higher than all thrifts at 2.33 percent and lower than Midwest thrifts at 3.29 percent. The Subjects' resulting net interest spread of 1.91 percent for the twelve months ended June 30, 2004, was considerably lower than the comparable group at 2.92 percent, all thrifts at 3.02 percent and Midwest thrifts at 3.26. The Subjects' net interest margin of 2.43 percent, based on average interest-earning assets for the twelve months ended June 30, 2004, was significantly lower than the comparable group at 3.21 percent, all thrifts at
3.27 percent and Midwest thrifts at 3.58 percent.

         The Subjects' combined ratio of noninterest income to assets was 0.01 percent for the twelve months ended June 30, 2004, reflecting their only nominal combined noninterest income of $34,000, including losses on the sale of assets of $56,000. That 0.01 percent ratio of noninterest income to assets was very much lower than the comparable group at
0.49 percent, all thrifts at 1.31 percent and Midwest thrifts at 1.34 percent. The Subjects' operating expenses were significantly lower than the comparable group, all thrifts and Midwest thrifts. For the twelve months ended June 30, 2004, the Subjects had an operating expenses to assets ratio of 1.48 percent compared to 2.17 percent for the comparable group, 2.31 percent for all thrifts and 2.36 percent for Midwest thrifts.

         For the twelve months ended June 30, 2004, the Subjects generated lower noninterest income, lower noninterest expenses, and a lower net interest margin relative to the comparable group. As a result, the Subjects' combined net and core income were lower than the comparable group's net and core income for the twelve months ended June 30, 2004. Based on net earnings, the Subjects had a combined return on average assets of 0.62 percent in fiscal year 2004, 0.86 percent in 2003, 0.82 percent in 2002, 1.10 percent in 2001 and 1.23 percent in 2000 for a five year average ROAA of 0.93 percent and a steadily declining trend. For the twelve months ended June 30, 2004, the Subjects had a core ROAA of 0.76 percent, while the comparable group had a higher core ROAA of 0.86 percent and all thrifts indicated a considerably higher 1.01 percent. The comparable group had a net ROAA of 0.89 percent and a core ROAA of 0.86 percent for the twelve months ended June 30, 2004, with all thrifts and Midwest thrifts both indicating an average core ROAA of 1.01 percent.

         The future earnings stream and net earnings of the Subjects and the Corporation will continue to be dependent on both the overall trends in interest rates, their level of earning assets, their mix of assets and the consistency, reliability and variation of their noninterest income and overhead expenses. The Subjects' noninterest income decreased in fiscal year 2004 and is far exceeded by the comparable group average; while noninterest expenses have increased modestly to moderately in recent years but are still considerably below the comparable group and industry averages in their ratio to average assets.

         To the extent that the Association is able to apply its surplus liquidity to the purchase of loans or participation interests from Bank, a wider net interest spread will likely eventuate relative to a portion of the Corporation's earning assets, but such a trend is projected to be modest and gradual. That positive trend will also be inhibited by the rate and volume of the Bank's borrowed funds, which have average maturities in excess of three years and carry high rates relative to current rates as well as considerable prepayment penalties. Overall, the Corporation's three year business plan projects that the Subjects' and Corporation's consolidated net interest income, net interest margin, net income and ROAA are likely to experience only modest increases following reorganization and merger in a rising interest rate environment and will likely remain lower than industry averages. Although anticipated upward pressure on lending rates is likely to increase the Corporation's consolidated yield on interest-earning assets, both total assets and interest-earning assets are projected to increase only modestly over the three year planning horizon.

         Considering the Corporation's market area, which in the near to medium term will not be significantly different from the Association's and the Bank's current and historical market areas, it is also likely that competition from both financial institutions and mortgage companies will limit the Corporation's ability to significantly increase the market share of either institution and rates on individual mortgage and non-mortgage loan products. The Corporation's success in achieving its objective to increase its overall net interest spread and net interest margin will relate in large measure to its ability to apply the Association's lower yielding liquidity to higher yielding loans, to increase the diversity of its loan and savings products and to reduce both institutions' dependence on borrowed funds. .

         In recognition of the foregoing earnings related factors, considering the Subjects' current and historical performance measures and trends, as well as the Corporation's projection of limited upward movement of its operational metrics over the three year business plan horizon, a downward adjustment has been made to the Corporation's pro forma market value for earnings performance.

MARKET AREA

         The Association's primary market area for retail deposits is Perry County, Kentucky, extended to Breathitt, Clay, Knott, Leslie and Letcher Counties for lending, and its single office is located in the city of Hazard in Perry County. The Bank's primary market area for both deposits and lending is Franklin County, Kentucky. The Bank's three offices are all in the city of Frankfort, the state capital of Kentucky, located in Franklin County.

         As discussed in Section II and presented in Exhibit 26, four of the Association's six market area counties indicated population shrinkage from 1990 to 2000 and from 2000 to 2003. Of the two remaining counties, Clay County indicated population growth of 12.9 percent from 1990 to 2000, but only 0.4 percent growth from 2000 to 2003; and Breathitt County indicated a very small
2.2 percent growth from 1990 to 2000 and nominal 0.4 percent growth from 2000 to 2003. From 1990 to 2000, Hazard experienced population shrinkage of 11.3 percent and such shrinkage continued at a rate of 1.5 percent from 2000 to 2003. Kentucky and the United States experienced respective population growth of 9.7 percent and 13.2 percent from 1990 to 2000, and further respective growth of 2.6 percent and 3.6 percent from 2000 to 2003. Of the Association's six market area counties, all indicated growth in households from 1990 to 2000, although only Breathitt County grew at a rate greater than that of Kentucky; but during that period, Hazard indicated household shrinkage of 7.3 percent. From 2000 to 2003, four of the six counties indicated further household growth, while two counties and Hazard indicated modest shrinkage. From 2003 to 2008, it is projected that Hazard and four of the Association's six counties will experience population shrinkage and that three of the six counties and Hazard will experience a decrease in households. Although per capita income in the Association's six counties generally increased from 1990 to 2000 and from 2000 to 2003 at rates similar to Kentucky, in 2003 the dollar value of per capita income was lower in all six counties and in Hazard than in either Kentucky or the United States. From 1990 to 2000 and from 2000 to 2003, median household income in the Association's market area counties and in Hazard increased at a generally slower rate than per capita income and was also lower in dollar value than in Kentucky or the United States. As indicated in Exhibit 27, in both 1990 and 2000, the median housing values in the Association's six market area counties and in Hazard were significantly lower than in Kentucky and the United States, related in large measure to the prevalence of mobile homes and manufactured housing. As indicated in Exhibit 29, the unemployment rate through June, 2004, in the Association's market area was higher than state and national averages, with Perry County at
8.2 percent, compared to Kentucky at 5.3 percent and the United States at 5.4 percent.

         The Bank's market area county indicated population growth of 8.9 percent from 1990 to 2000 and 2.6 percent from 2000 to 2003. From 1990 to 2000, Frankfort experienced population growth of a similar 8.5 percent and an identical growth rate of 2.6 percent from 2000 to 2003. As noted above, Kentucky and the United States experienced respective population growth of 9.7 percent and 13.2 percent from 1990 to 2000, and further respective growth of 2.6 percent and 3.6 percent from 2000 to 2003. The Bank's market area county indicated growth in households of 14.6 percent from 1990 to 2000, and during that period, Frankfort indicated household growth of 21.9 percent, with Kentucky at 15.3 percent and the United States at 14.7 percent. From 2000 to 2003, Franklin County indicated further household growth of 3.6 percent and Frankfort indicated growth of 3.5 percent. From 2003 to 2008, it is projected that Franklin County and Frankfort will experience population growth of 6.6 percent and 6.7 percent, respectively. Per capita income in Franklin County and Frankfort increased by
58.6 percent and 56.6 percent, respectively, from 1990 to 2000 and from 2000 to 2003 at rates of 21.1 percent and 30.1 percent, respectively, which were higher than Kentucky and the United States. In 2003, the dollar value of per capita income was higher in both Franklin County and Frankfort than in either Kentucky or the United States. From 1990 to 2000, median household income in the Bank's market area county and in Frankfort increased at a generally similar rate to Kentucky and the United States, and the dollar values were similar. From 2000 to 2003, Franklin County and Frankfort indicated growth in median household income of 16.5 percent and 30.1 percent, respectively. As indicated in Exhibit 27, in 1990, 2000 and 2003, the median housing values in the Franklin County and Frankfort were higher than Kentucky and lower than the United States. As indicated in Exhibit 29, the unemployment rate through June, 2004, in Franklin County was 3.4 percent, lower than state and national averages, compared to Kentucky at 5.3 percent and the United States at 5.4 percent.

         The Association's market area is generally agricultural and rural, with the agriculture and mining sector representing the primary source of employment, followed by the services sector and the wholesale/retail sector. The level of financial competition in the Association's market area is moderate, with commercial banks holding a majority of deposits. Although the Association has a strong 57.8 percent penetration of thrift deposits, it nevertheless has a small
8.6 percent share of total deposits. The Association's deposits indicated a 5.8 percent decrease in fiscal year 2004, following modest growth of 2.0 percent in fiscal year 2003, with the comparable group indicating a significantly higher growth rate.

         In spite of being the state capital, Frankfort is generally a small commercial and retail city and Franklin County is generally suburban with some agricultural areas. In Frankfort and Franklin County the services sector, which includes state government, represents the primary source of employment, followed by the manufacturing and the wholesale/retail sectors. In spite of the presence of state government, the level of financial competition in Franklin County is moderate and lower in dollar value than in the Association's six county market area, with commercial banks holding a majority of deposits. Although the Bank is the only thrift institution in Franklin County and, therefore, has 100 percent of thrift deposits, it nevertheless has a relatively small 9.6 percent share of total deposits. The Bank's deposits remained virtually flat in fiscal years 2002, 2003 and 2004, representing shrinkage of approximately 9 percent from deposit levels in fiscal years 2000 and 2001.

         In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Corporation's market area relative to the comparable group.

FINANCIAL CONDITION

         The financial condition of the Subjects is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 42, 43 and 44. The Subjects' combined ratio of total equity to total assets was 17.47 percent at June 30, 2004, which was significantly higher than the comparable group at 10.98 percent, and more significantly higher than all thrifts at 8.30 percent and Midwest thrifts at 9.14 percent.

         For the purposes of this valuation, the $44,206,000 preconversion book value of the Corporation was derived by adding to the Association's June 30, 2004, book value of $31,043,000 the value of the 1,316,250 shares of the Corporation's stock assumed issued to the shareholders of Frankfort First, at $10.00 per share, which, at the midpoint of the valuation range, is the stock piece of the $31.2 million acquisition price of Frankfort First Bancorp. Our valuation assumption is that at the midpoint, the stock piece will equal 45 percent of the Corporation's minority offering, which, pursuant to the overall mutual holding company reorganization, represents 45 percent of the full pro forma value of the Corporation as opined in this report. With a conversion at the midpoint generating net cash proceeds of approximately $12 million and the simultaneous acquisition of Frankfort First, assuming the remaining cash piece of the acquisition price, approximately $18.0 million, is paid to Frankfort First shareholders, the Corporation's pro forma total equity to assets ratio will be approximately 19.32 percent, as projected in the Corporation's business plan. Such an equity to assets ratio is only modestly higher than the Subjects' combined preconversion/merger ratio of 17.47 percent.

         In the case of this merger transaction, however, more meaningful than the Corporation's pro forma total equity to assets ratio is its pro forma tangible equity to assets ratio, since the merger transaction will generate goodwill of $16,664,000, resulting in tangible equity lower by that amount than total equity. With a conversion at the midpoint generating net cash proceeds of approximately $12 million and the simultaneous acquisition of Frankfort First, assuming the remaining cash piece of the acquisition price, approximately $18.0 million, is paid to Frankfort First shareholders, the Corporation's pro forma tangible equity to assets ratio will be approximately 14.5 percent, as projected in the Corporation's business plan. Such an equity to assets ratio is only moderately higher than the comparable group at 10.98 percent.

         The Subjects' mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Subjects' 62.48 percent ratio of deposits to total assets was lower than the comparable group at 71.57 percent, modestly higher than all thrifts at 56.68 percent and similar to Midwest thrifts at 65.03 percent. Those variations are directly related to the Subjects' 19.05 percent ratio of borrowed funds to assets, which was modestly higher than the comparable group at 16.75 percent, but lower than all thrifts at
33.30 percent and Midwest thrifts at 23.50 percent.

         The Subjects had a lower 57.15 percent ratio of net loans to total assets at June 30, 2004, compared to the comparable group at 68.65 percent, and the Subjects' share of net loans was also lower than all thrifts at 68.38 percent and Midwest thrifts at 72.50 percent. The Subjects' 29.80 percent share of cash and investments was higher than the comparable group at 19.99 percent and also much higher than all thrifts at 14.67 percent and Midwest thrifts at
13.98 percent. The Subjects had mortgage-backed securities equal to 8.41 percent of assets, while the comparable group and Midwest thrifts were at a similar 7.73 percent and 8.51 percent, respectively, of total assets, and all thrifts were at a higher 12.38 percent.

         Although, as discussed above, considerable goodwill will accrue from the merger, the Subjects were absent intangible assets at June 30, 2004, compared to 0.40 percent for the comparable group, 0.59 percent for all thrifts and 0.39 for Midwest thrifts. The Subjects were also absent repossessed assets at June 30, 2004, compared to the comparable group and all thrifts at 0.11 percent and Midwest thrifts at 0.16 percent.

         The financial condition of the Subjects is influenced by their nonperforming assets of $1,572,000 or 0.57 percent of assets at June 30, 2004, compared to a higher 1.00 percent for the comparable group, 0.67 percent for all thrifts and 0.95 percent for Midwest thrifts. It should be recognized that the Subjects' combined dollar balance of nonperforming assets and their ratio of nonperforming assets to total assets has indicated a very mild decreasing trend since June 30, 2002.

         At June 30, 2004, the Subjects had a combined $747,000 of allowances for loan losses, which represented 0.27 percent of assets and 0.47 percent of total loans. Those ratios are considerably lower than the comparable group, which indicated allowances equal to 0.59 percent of assets and 0.91 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might eventually be charged off. The Subjects' $747,000 of allowances for loan losses represented a lower 47.51 percent of nonperforming assets at June 30, 2004, compared to the comparable group's 60.13 percent, with all thrifts and Midwest thrifts at significantly higher ratios of 176.83 percent and Midwest thrifts at 127.46 percent, respectively.

         In fiscal year 2004, the Subjects had combined net charge-offs of $65,000 or 0.04 percent of average loans, which was lower than the comparable group at 0.12 percent, all thrifts at 0.21 percent and Midwest thrifts at 0.24 percent. Of greater significance is the Subjects' combined ratio of provision for loan losses to net charge-offs. For the twelve months ended June 30, 2004, the Subjects had a combined provision for loan losses of $10,000, all of which was taken by the Association, resulting in a 15.38 percent ratio of ratio of provision for loan losses to net charge-offs. The comparable group's ratio was a very significantly higher 239.51 percent, with all thrifts at 164.37 percent and Midwest thrifts at 174.09 percent. Relative to the comparable group, those ratios are reflective of the Subjects' maintenance of a lower ratio of reserves to loans and a lower ratio of reserves to nonperforming assets, increasing their exposure in the event of higher charge-offs in future years.

         The Subjects had a combined lower than average 2.69 percent ratio of high risk real estate loans to assets at June 30, 2004, compared to 16.21 percent for the comparable group and 20.92 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

         Due to its high equity position, the Association has maintained a minimal level of interest rate risk, although at June 30, 2004, its exposure indicated a moderate 19 percent decrease under a 200 basis point increase in interest rates, representing a dollar decrease in equity of $6,798,000. That exposure represents a trend of increasing exposure, compared to its smaller 12 percent decrease of 12 percent at March 31, 2004, representing a dollar decrease in equity of $4,517,000. At June 30, 2004, the Bank had a moderate level of interest rate risk with higher negative exposure of 31 percent under a 200 basis point increase in interest rates, representing a dollar decrease in equity of $5,267,000. The higher equity positions of both Subjects has served as a buffer against greater exposure, considering the terms and mix of their assets and liabilities. Based on the anticipated consolidated equity position of the Corporation and the individual equity positions of the Association and the Bank following the merger transaction, there exists, in our opinion, the potential for increased interest rate risk exposure.

         As indicated in the following adjustment section addressing dividend payments, following conversion and the acquisition of the Bank, the Corporation has committed to pay a dividend of $0.48 per share, representing a payout ratio of approximately 197 percent, in considerable excess of net earnings per share. Such a level of dividend payments will have a negative impact on the Corporation's equity and equity to assets ratio in future years.

         Overall, notwithstanding our concern relative to the Subjects' combined asset quality, reserves, coverage, interest rate risk and shares of loans and deposits relative to the comparable group, mitigated by their strong respective equity positions prior to conversion and merger, as well as the Corporation's pro forma equity position after conversion and merger, which is projected to remain higher than the comparable group and industry averages, we believe that no adjustment is warranted for the Corporation's current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

         During their most recent five calendar years, the Subjects have been characterized by significantly lower than average rates of growth in assets, loans and deposits. The Association's and the Bank's average annual asset growth rates from 1999 to 2003, were 1.7 percent and 0.40 percent, respectively, compared to a higher 10.7 percent for the comparable group, 12.0 percent for all thrifts and 9.2 percent for Midwest thrifts. The Subjects' lower asset growth rates are reflective primarily of their much smaller than average increases in deposits during that five year period. The Association's and the Bank's loan portfolios indicate negative average annual increases of (8.0) percent and (1.5) percent, respectively, from 1999 to 2003, compared to average growth rates of
9.8 percent for the comparable group, 11.9 percent for all thrifts and 9.0 percent for Midwest thrifts.

         The Association's deposits indicate an average annual increase of 1.0 percent from 1999 to 2003, while the Bank's deposits declined an average of (1.66) percent during the same five year period. Annual deposit growth averaged
10.5 percent for the comparable group, 11.1 percent for all thrifts and 8.2 percent for Midwest thrifts. The Association and the Bank had combined borrowed funds of 19.05 percent of assets at June 30, 2004, which was similar to the comparable group's 16.75 percent ratio.

         The Corporation's ability to maintain or increase its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to increase its loan origination activity. The Bank's primary market area has experienced a moderate increase in population and households between 1990 and 2003, but those increases are projected to continue at slower rates through 2008. The Bank's primary market area also indicates 2003 per capita income at generally average levels and median household income also similar to Kentucky and the United States. The Association's primary market area, however, has experienced net decreases population and much smaller than average increases in households compared to Kentucky and the United States. It should be particularly noted that Hazard, the location of the Association's single office, indicated decreases in both population and households from 1990 to 2003 and levels and growth of per capita and median household income significantly below Kentucky and the United States.

         Inasmuch as the Corporation's business plan does not project any additional branching, its historical and continuing dependence on its current primary market areas are likely to result in very modest asset growth of 4 percent in 2005 and 2006 and 5.6 percent in 2007, as projected in the business plan. The Corporation's business plan projections also indicate very modest deposit growth of 1.7 percent in 2005, 2.5 percent in 2006 and 2.2 percent in 2007, reflecting the demographics of the market areas and the competitive environment. Total portfolio loans are projected to experience modest growth of approximately 3 percent in 2005, as conversion proceed are deployed in the first half of the year, with cash and investments remaining generally constant. In 2006 and 2007, loan growth is projected to be approximately 10 percent in each year. The Corporation's competitive operating environment, together with its projected modest deposit growth during the next few years, combined with modest to moderate loan growth, is likely to result in the continuation of the Corporation's lower asset, loan and deposit growth relative to the comparable group.

         Based on the foregoing factors, we have concluded that a downward adjustment to the Corporation's pro forma value is warranted for its anticipated asset, loan and deposit growth.

DIVIDEND PAYMENTS

         In its fiscal year ended June 30, 2004, Frankfort First paid cash dividends of $1.12 per common share, representing a payout ratio of 147.36, based on fiscal year 2004 basic earnings per share of $0.76. As a term of its agreement to acquire Frankfort First, the Corporation has committed to the payment of cash dividends in the years immediately following the completion of its stock offering and acquisition.

         Subject to the results of the stock offering, the Corporation will pay dividends per share of $0.48, $0.48, $0.45 and $0.40 at the minimum, midpoint, maximum and super maximum ranges of the offering, respectively, beginning in its first year of operations. At the midpoint of the offering range, the dividend of $0.48 per share represents a dividend yield of 4.80 percent and a payout ratio of 196.99 percent of earnings per share.

         Each of the ten institutions in the comparable group pays a cash dividend for an average dividend yield of 2.39 percent and an average payout ratio of 37.74 percent.

         In our opinion, notwithstanding a modestly negative on the Corporation's equity and equity to assets ratio resulting from a payout ratio in excess of earnings, an upward adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments.

SUBSCRIPTION INTEREST

         In 2003, investors' interest in new issues was generally positive and subscription levels were consistently moderate to high, although a few issues received a less than strong reaction from the marketplace. In 2004 to date, new issues have attracted somewhat less interest from investors and aftermarket price percentage increases have been approximately half of those experienced in 2003. Overall, the recent reaction of IPO investors appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry. Although the number of offerings is small relative to the 1990s, there appears not to be a quantitative unsatisfied demand for new financial institution issues, and even some issues attracting considerable interest have posted smaller than expected price increases and, in some cases, price decreases in the aftermarket.

         The Corporation will direct its offering on an exchange basis to shareholders of Frankfort First and on a cash basis primarily to depositors of the Association and, if there is a community offering, to residents of Perry County, Kentucky. The board of directors and officers anticipate purchasing approximately $1.2 million or 4.0 percent of the stock offered to the public based on the appraised midpoint valuation. At the midpoint, maximum and super maximum of the valuation range, up to 45 percent of the minority shares to be issued will be offered to the shareholders of Frankfort First, with that percentage increasing to 49 percent at the minimum of the valuation range. The Corporation will form an ESOP, which plans to purchase 8.7 percent of the total shares minority shares issued in the current offering, including the shares issued to the shareholders of Frankfort First. Additionally, the Prospectus restricts to 30,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person and by persons and associates acting in concert.

         The Bank has secured the services of Capital Resources, Inc. ("Capital Resources") to assist in the marketing and sale of the conversion stock.

         Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial mutual holding company offerings, we believe that no adjustment is warranted for the Corporation's anticipated subscription interest.

LIQUIDITY OF THE STOCK

         The Subjects will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Capital Resources. The Corporation will pursue at least two market makers for the stock, which it anticipates will be traded on NASDAQ.

         The Corporation's total public offering is similar in size to the average market value of the comparable group and Kentucky thrifts. The comparable group has an average market value of $27.4 million for the stock outstanding compared to a midpoint public offering of $29.3 million for the Corporation, less the ESOP and the estimated 110,000 shares to be purchased by officers and directors, which will reduce the Corporation's public market capitalization to approximately $25.6 million. Of the ten institutions in the comparable group, eight trade on NASDAQ and two trade on the American Stock Exchange, with those ten institutions indicating an average daily trading volume of 627 shares during the last four quarters.

         In further examining and analyzing the market for publicly-traded thrift stocks, we compared various characteristics of the 41 mutual holding companies with the 237 stock companies. Our findings indicate that both entity types have generally similar average market capitalization, with mutual holding companies at $398 million and stock companies at $507 million; and that both entity types have a generally similar average number of shares outstanding, with mutual holding companies averaging 14.1 million shares and stock companies averaging 17.0 million shares. We find it significant, however, notwithstanding the foregoing similarities, that the average daily trading volume of mutual holding companies was 18,572 during the past twelve months, while stock companies indicated a much higher average daily volume of 75,573 shares.

         Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that a downward adjustment to the Corporation's pro forma market value is warranted relative to the anticipated liquidity of its stock.

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

MANAGEMENT

         The president and chief executive officer of the Association is Tony D. Whitaker, who is also a director. Mr. Whitaker joined the Association in 1997 as president and chief executive officer and been a director since 1993. Prior to joining the Association, Mr. Whitaker was president of First Federal Savings Bank in Richmond, Kentucky, from 1988 to 1994 and from 1994 to 1996, served as president of the central Kentucky region and served on the board of Great Financial Bank, a $3.0 billion thrift holding company located in Louisville. Mr. Whitaker served as a director of the Federal Home Bank of Cincinnati from 1991 to 1997.

         The president and chief executive officer of the Bank is Danny A. Garland. Mr. Garland joined the Bank in 1975 and has served as a director since 1981. Mr. Garland currently serves on the board of the Kentucky Bankers Association. The executive vice president of the Bank is Don D. Jennings, who is also secretary and a director of the Bank, as well as president and chief executive officer of Frankfort First Bancorp, Inc. Mr. Jennings has been with the Bank since 1991.

         During the past five years, the Subjects have been able to maintain stable deposit and equity bases, maintain higher than average regulatory capital ratios, reasonably control nonperforming assets, classified loans and charge-offs, maintain acceptable interest rate risk exposure positions, and maintain favorable overhead and efficiency ratios. Although the Subjects' earnings and return on assets have been below comparable group and industry averages, and their noninterest income has been lower than such averages, management is confident that the synergies associated with the merger will leave the Corporation and its operating subsidiaries well positioned for longer term growth and enhanced profitability following the public offering and merger.

         Overall, we believe the Subjects and the Corporation to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

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

MARKETING OF THE ISSUE

         The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to the regulation of financial institutions. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution's ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

         Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation's reorganization transaction, as well as recent market trends, cause us to conclude that such a discount is not warranted in the case of this particular offering. Consequently, at this time we have made no adjustment to the Corporation's pro forma market value related to a new issue discount.

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

VI.      VALUATION METHODS

         Historically, the method most frequently used by this firm to determine the pro forma market value of common stock for thrift institutions has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, additional attention has been given to the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as decreasing interest rates have had varying effects on the earnings of individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful to the objective of discerning commonality and comparability among institutions.

         The mutual holding company reorganization of the Association includes the acquisition of Frankfort First for the price of $31.2 million, which results in goodwill relating to the amount by which the purchase price exceeds the net tangible assets of Frankfort First. The Corporation will, therefore, carry goodwill in the initial amount of $16,664,000, which decreases the total preconversion book value assumption of $44,206,000, derived as previously discussed, to the tangible book value assumption of $27,542,000. Inasmuch as the acquisition of Frankfort First is integral to the Association's mutual holding company reorganization, in our opinion such tangible book value method is the appropriate method upon which to place primary emphasis in determining the pro forma market value of the Corporation. Additional analytical and correlative attention will be given to the price to core earnings method.

         In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

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

VALUATION METHODS (CONT.)

         In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value".

         In applying each of the valuation methods, consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section
V. Downward adjustments were made for the Corporation's earnings performance, market area, asset, loan and deposit growth and the liquidity of the stock. An upward adjustments was made for the committed dividend payments following the reorganization and merger. No adjustments were made for the Corporation's financial condition, subscription interest, management and marketing of the issue.

PRICE TO TANGIBLE BOOK VALUE METHOD

         In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition. In the case of the Association's mutual holding company reorganization/acquisition transaction, this method is the most pertinent and appropriate approach due to the terms of the acquisition and the balance sheet accounting adjustments, including goodwill. As discussed above, in our opinion the presence of goodwill in the initial amount of $16,664,000 or 37.7 percent of preconversion book value, requires the primary valuation emphasis to be placed on the tangible book value method.

         It should be noted that four of the ten comparable group institutions had goodwill on their balance sheets at June 30, 2004, as indicated in Exhibits 42 and 43. Those four institutions indicated an average price to tangible book value ratio of 141.26 percent, which is 18.80 percent higher than the average price to tangible book value ratio of the six comparable group institutions without goodwill. Additionally, our analysis indicates that the 115 publicly-traded thrifts with

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

PRICE TO TANGIBLE BOOK VALUE METHOD (CONT.)

goodwill on their current balance sheets are trading at an average price to tangible book value ratio of 194.7 percent, which is 19.6 percent higher than the average price to total book value for those institutions. As indicated in
Exhibit 50 and discussed below, the Corporation's pro forma price to tangible book ratio of 87.54 percent at the midpoint is a similar 22.37 percent higher than its total price to book value ratio of 71.54 percent.

         Exhibit 50 shows the average and median price to tangible book value ratios for the comparable group which were 127.85 percent and 117.17 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 92.81 percent (Home Building Bancorp) to a high of 190.33 percent (CKF Bancorp). The comparable group had lower average and median price to total book value ratios of 124.01 percent and 116.11 percent, respectively, with the range of 92.81 percent to 177.06 percent. Excluding the low and the high in the group, the comparable group's price to tangible book value range narrowed modestly from a low of 104.80 percent to a high of 160.86; and the comparable group's price to total book value range also narrowed modestly from a low of 98.89 percent to a high of 160.86 percent.

         Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to tangible book value ratio of 87.54 percent and a price to total book value ratio of 71.54 percent at the midpoint. The price to tangible book value ratio increases from 84.70 percent at the minimum to 91.50 percent at the super maximum, while the price to total book value ratio increases from 67.46 percent at the minimum to 77.71 percent at the super maximum.

         The Corporation's pro forma price to tangible book value ratio of 87.54 percent at the midpoint, as calculated using the prescribed formulary computation indicated in Exhibit 49, is influenced by the merger transaction and the goodwill generated thereby, the Subjects' respective capitalization and local markets, subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation's ratio of equity to tangible assets after conversion at the midpoint of the valuation range will be approximately 14.48 percent compared

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

PRICE TO TANGIBLE BOOK VALUE METHOD (CONT.)

to 10.98 percent for the comparable group. Based on the price to tangible book value ratio and the tangible equity of $27,542,000 at June 30, 2004, the indicated fully converted pro forma market value of the Corporation using this approach is $65,231,464 at the midpoint (reference Exhibit 49).

PRICE TO CORE EARNINGS METHOD

         The foundation of the price to core earnings method is the determination of the core earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibits 3, 3a, 4, 4a and 7, the Subjects' combined after tax core earnings for the twelve months ended June 30, 2004, were $2,094,000, and its net earnings were $1,714,000 for that period. To opine the pro forma market value of the Corporation by using the price to core earnings method, we applied the Bank's core earnings base of $2,094,000.

         In determining the price to core earnings multiple, we reviewed the ranges of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 16.56, while the median was a similar 16.12. The average price to net earnings multiple was a slightly lower
15.86 and the median multiple was 16.05. The comparable group's price to core earnings multiple was lower than the 23.98 average multiple for all publicly-traded, FDIC-insured thrifts and lower than their median of 17.02. The range in the price to core earnings multiple for the comparable group was from a low of 10.89 (LSB Financial Corp.) to a high of 26.96 (First Niles Financial, Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 12.08 to a high of 17.84 times earnings for eight of the ten institutions in the group, indicating a moderate narrowing of the range.

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

PRICE TO CORE EARNINGS METHOD (CONT.)

         Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a price to core earnings multiple of 27.91 at the midpoint, based on the Subjects' core earnings of $2,094,000 for twelve months ended June 30, 2004.

         Based on the Bank's core earnings base of $2,094,000 (reference Exhibit
49), the pro forma market value of the Corporation using the price to earnings method is $64,258,889 at the midpoint.

PRICE TO ASSETS METHOD

         The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

         Exhibit 50 indicates that the average price to assets ratio for the comparable group was 14.16 percent and the median was 12.61 percent. The range in the price to assets ratios for the comparable group varied from a low of 9.23 percent (LSB Financial Corp.) to a high of 25.47 percent (First Niles Financial, Inc.). The range narrows moderately with the elimination of the two extremes in the group to a low of 10.26 percent and a high of 18.40 percent.

         Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 20.05 percent at the midpoint, which ranges from a low of 19.30 percent at the minimum to
29.36 percent at the super maximum.

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

PRICE TO ASSETS METHOD (CONT.)

         Based on the Subjects' June 30, 2004, combined asset base of $277,941,000, the indicated pro forma market value of the Corporation using the price to assets method is $65,122,435 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION


         Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the fully converted price to tangible book value ratio of 87.54 percent for the Corporation represents a discount of 31.53 percent relative to the comparable group and decreases to 28.43 percent at the super maximum. As presented in Exhibits 51 through 54 of this report and as further detailed in the offering prospectus, however, the lower actual proceeds to be realized by the minority offering represent 45 percent of the value of the pro forma fully converted shares at the midpoint, maximum and super maximum and 46.09 percent of the value of the pro forma fully converted shares below the midpoint. With 45 percent of the 45 percent minority offering at the midpoint, maximum and super maximum and 49 percent of the 46.09 percent minority offering at the minimum, representing exchange shares issued to the shareholders of Frankfort First, the Corporation's pro forma tangible book value and pro forma tangible book value per share will be significantly lower and its corresponding price to tangible book value ratio will be higher at the offering price of $10.00 per share. Specifically, the cash sale to the public 24.75 percent of the shares, with 20.25 percent issued to the shareholders of Frankfort First at the midpoint, maximum and super maximum; and the cash sale to the public of 23.42 percent of the shares, with 22.58 percent issued to the shareholders of Frankfort First at the minimum, and the remaining minority shares retained by the mutual holding company, results in a price to tangible book value ratio of 158.98 percent, 168.92 percent, 176.99 percent and
184.50 percent at the minimum, midpoint, maximum and super maximum of the actual offering range, respectively. Those ratios represent respective premiums at the minimum, maximum and super maximum relative to the average of the comparable group of 27.99 percent, 35.98 percent, 42.47 percent and 48.78 percent.



         As further indicated in the offering prospectus and discussed on page 1 of this report, the shareholders of the Bancorp will receive in aggregate no more than 45.0 percent of the minority shares issued unless the offering is consummated below the midpoint of the offering range, in which event the shareholders of the Bancorp may receive in aggregate up to 49.0 percent of the
46.09 percent minority shares issued.


         The price to core earnings multiple of 27.91 for the Corporation at the midpoint value indicates a premium of 68.47 percent, increasing to a premium of
118.44 percent at the super

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

VALUATION CONCLUSION (CONT.)

maximum. The price to assets ratio at the midpoint of 20.05 percent represents a premium of 45.55 percent, increasing to a premium of 113.13 percent at the super maximum.

         It is our opinion that as of August 27, 2004, the fully converted pro forma market value of the Corporation is $65,000,000 at the midpoint, representing 6,500,000 shares at $10.00 per share. The fully converted pro forma valuation range of the Corporation is from a minimum of $55,250,000 or 5,525,000 shares at $10.00 per share to a maximum of $74,750,000 or 7,475,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The super maximum, defined as 15 percent above the maximum of the range, is $85,962,500 or 8,596,250 shares at $10.00 per share (reference Exhibits 51 to 54).

         The fully converted pro forma appraised value of Kentucky First Federal Bancorp as of August 27, 2004, is $65,000.000 at the midpoint.

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